Exhibit 10.94

EXHIBIT B

INDUSTRIAL LEASE

BETWEEN

TAMARISK TUALATIN, LLC

(Landlord)

AND

CUI, INC.

(Tenant)

Premises: 20050 SW 112th Avenue, Tualatin, Oregon,

97062 Date:     December 21, 2018

Page i

8.5	TELECOMMUNICATION	22
8.6	INDEMNITY	23
8.7	REMOVAL OF LEASEHOLD IMPROVEMENTS AND RESTORATION OF PREMISES	23
8.8	SIGNS AND ADVERTISING	23
8.9	LANDLORD’S MAINTENANCE OBLIGATIONS	24

Article 9 - CONTROL AND ACCESS BY LANDLORD		24

9.1	INTENTIONALLY OMITTED	24
9.2	CONTROL OF THE BUILDING BY THE LANDLORD	24
9.3	ACCESS BY LANDLORD	25
9.4	NOTICES FOR SALE OR TO LEASE	25
9.5	INTENTIONALLY OMITTED	25

Article 10 - DAMAGE AND DESTRUCTION AND CONDEMNATION		25

10.1	DAMAGE TO PREMISES	25
10.2	ABATEMENT	26
10.3	TERMINATION RIGHTS	26
10.4	LANDLORD'S RIGHTS ON REBUILDING	27
10.5	CONDEMNATION	27

Article 11 - ASSIGNMENT, SUBLETTING AND OTHER TRANSFERS		27

11.1	TRANSFERS	27
11.2	PERMITTED TRANSFERS	28
11.3	CONDITIONS OF TRANSFER	29
11.4	CORPORATE RECORDS	29
11.5	NO ADVERTISING	30
11.6	SALES OR DISPOSITIONS BY LANDLORD	30

Article 12 - ATTORNMENT, SUBORDINATION AND ESTOPPEL CERTIFICATE		30

12.1	SUBORDINATION AND ATTORNMENT	30
12.2	ESTOPPEL CERTIFICATE	30
12.3	ATTORNEY-IN-FACT	30

Article 13 - DEFAULT		31

13.1	EVENT OF DEFAULT	31
13.2	REMEDIES	31
13.3	REMEDIES GENERALLY	33
13.4	MITIGATION OF DAMAGES	33
13.5	INTENTIONALLY OMITTED	33

Article 14 – INSURANCE AND INDEMNITY		33

14.1	TENANT'S INSURANCE	33
14.2	INCREASE IN INSURANCE PREMIUMS	35
14.3	CANCELLATION OF INSURANCE	36
14.4	LOSS OR DAMAGE	36
14.5	LANDLORD'S INSURANCE	36
14.6	INDEMNIFICATION	37
14.7	LIMITATIONS OF LIABILITY	37
14.8	THIRD PARTY INSURANCE	38

Article 15 - ENVIRONMENTAL MATTERS		38

15.1	USE OF HAZARDOUS SUBSTANCES	38

Page ii

15.2	LIST OF HAZARDOUS SUBSTANCES	39
15.3	COMPLIANCE WITH ENVIRONMENTAL LAWS	39
15.4	INSPECTION OF PREMISES	39
15.5	CLEAN UP OR REMOVAL	40
15.6	OWNERSHIP OF HAZARDOUS SUBSTANCES	40
15.7	INDEMNITY	40

Article 16 - GENERAL PROVISIONS		41

16.1	GENERAL RULES OF INTERPRETATION	41
16.2	ENTIRE AGREEMENT, AMENDMENTS, WAIVER	41
16.3	SUCCESSORS	42
16.4	HOLDING OVER	42
16.5	NOTICES	42
16.6	RECORDING	42
16.7	SECURED CLAIMS	43
16.8	RULES AND REGULATIONS	43
16.9	GUARANTOR	43
16.10	FORCE MAJEURE	43
16.11	ACCEPTANCE OF LEASE	44
16.12	LIMITED RECOURSE	44
16.13	COUNTERPARTS	44
16.14	NO REPRESENTATION	44
16.15	INTERPRETATION	44
16.16	LANDLORD CONSENT	44
16.17	POWER, CAPACITY AND AUTHORITY	44
16.18	BROKERAGE FEES	44
16.19	OFAC	45
16.20	NO PLAN ASSETS	46
16.21	WAIVER OF TRIAL BY JURY	46

EXHIBIT “A” PLAN OF PREMISES see following page	2
EXHIBIT “B” LEGAL DESCRIPTION OF LAND	1
EXHIBIT “C” INTENTIONALLY OMITTED	1
EXHIBIT “D” RULES AND REGULATIONS	1
EXHIBIT “E” OPTIONS TO RENEW	1
EXHIBIT “F” FORM OF LETTER OF CREDIT	1
EXHIBIT “G” FORM OF LANDLORD SUBORDINATION AGREEMENT	1
APPENDIX “A” GUARANTY AGREEMENT	1

Page iii

THIS LEASE DATED as of December 21, 2018 (the “Effective Date”) BY AND BETWEEN:

TAMARISK TUALATIN, LLC, a Delaware limited liability company

(hereinafter called the “Landlord”)

- and -

CUI, INC., an Oregon corporation

(hereinafter called the “Tenant”)

In consideration of the rents, covenants and agreements hereinafter reserved and contained the parties covenant and agree with each other as follows:

ARTICLE 1 - BASIC PROVISIONS

1.1	Basic Provisions

(a)	Landlord:	Tamarisk Tualatin, LLC, a Delaware limited liability company

	Address:	c/o EverWest Real Estate Investors, LLC, 1099 18th Street, Suite 2900, Denver, Colorado 80202 Attention: General Counsel

(b)	Tenant:	CUI, Inc., an Oregon corporation

	Address:	20050 SW 112th Avenue, Tualatin, Oregon 97062

(c)	Guarantor:	CUI Global, Inc., a Colorado corporation

	Address:	20050 SW 112th Avenue, Tualatin, Oregon 97062

(d)	Building:	The industrial and office building located at 20050 SW 112th Avenue, Tualatin, OR, and containing approximately 60,405 square feet of rentable square footage

(e)	Project:	As defined in Section 3.1.

(f)	Premises:	The Building, together with the Land (as initially described in Exhibit “B” and Common Areas.

(g)	Rentable Area of the Building:	Approximately 60,405 square feet.

(h)	Term; Renewal Term:	Ten (10) years, beginning on the Effective Date (the “Commencement Date”) and ending on December 31, 2028 (the “Expiration Date”), unless sooner terminated in the manner set forth in this Lease. Tenant will have two (2) options to renew the Term for periods of five (5) years each (each, an “Option Term”), exercisable in accordance with the terms and provisions of Exhibit “E”.

(i)	Base Rent:

Applicable Period	Monthly Base Rent
Commencement Date – December 31, 2019	$44,780.60 per month
January 1, 2020 – December 31, 2020	$46,124.02 per month
January 1, 2021 – December 31, 2021	$47,507.74 per month
January 1, 2022 – December 31, 2022	$48,932.97 per month
January 1, 2023 – December 31, 2023	$50,400.96 per month
January 1, 2024 – December 31, 2024	$51,912.99 per month
January 1, 2025 – December 31, 2025	$53,470.38 per month
January 1, 2026 – December 31, 2026	$55,074.49 per month
January 1, 2027 – December 31, 2027	$56,726.72 per month
January 1, 2028 – December 31, 2028	$58,428.53 per month
First Option Term	For the first year of the First Option Term, [monthly rent at the Prevailing Market rate, as determined in accordance with Exhibit “E”.
Second Option Term	For the first year of the Second Option Term, [monthly rent at the Prevailing Market rate, as determined in accordance with Exhibit “E”.

(j)	Security Deposit:	$400,000.00 (subject to the terms of Section 6.6 below)

(k)	Permitted Use:	Sale and distribution of electronic devices, with showroom and office uses related thereto.

(l)	Condition of Premises:	The Tenant hereby accepts the Premises including, without limitation, shipping doors and dock levellers (if any) “as is, where is” in their state and condition existing as of the Commencement Date.

ARTICLE 2 - SPECIAL PROVISIONS

2.1	None

ARTICLE 3 STANDARD DEFINITIONS

3.1	Definitions

“Additional Charges” has the meaning set forth in Section 8.4.

‘Additional Rent” means any other amount payable by the Tenant under this Lease other than Base Rent.

“Affiliate” has the meaning set forth in Section 11.2 of this Lease.

“Alterations” means any additions, installations, repairs, alterations, replacements, or improvements made in or to the Premises.

“Anti-Corruption Laws” has the meaning set out in Section 16.19(c).

“Anti-Money Laundering Laws” has the meaning set out in Section 16.19(c).

“Applicable Laws” means all statutes, laws, by-laws, regulations, ordinances, orders and requirements of governmental or other public authorities having jurisdiction in force from time to time.

“Audit Election Period” has the meaning set out in Section 7.6(d).

“Bankruptcy Code” has the meaning set forth in Section 6.6(b).

“Base Rent” means the amount described in Section 1.1(i).

“Basic Provisions” means the provisions set forth in Article 1 of this Lease.

“Binding Notice” has the meaning set forth in Section 1.03(a) of Exhibit “E”.

“Broker Notice” has the meaning set forth in Section 1.03(b) of Exhibit “E”.

“Building” means the property initially described in Section 1.1(d) and the Land, and all other structures, improvements, facilities and appurtenances that have been or will be constructed on the Land or such portion (above, at or below grade), including the Common Areas, all as may be altered, expanded, reduced or reconstructed from time to time.

“Building Systems” has the meaning set forth in Section 8.4(c) of this Lease.

“Business Day” means a day other than a Saturday, Sunday or other holiday under the laws of the State of Oregon.

“Business Taxes” means every tax and license fee which is levied, rated, charged or assessed against or in respect of any and every business carried on in the Premises or in respect of the use or occupancy thereof or any other part of the Building by the Tenant and every sub-tenant and licensee of the Tenant whether any such tax or license fee is charged by any federal, municipal, state, school or other body.

“Change of Control” means, in the case of any corporation or partnership, the transfer or issue by sale, assignment, subscription, transmission on death, mortgage, charge, security interest, operation of law (including via merger) or otherwise, of any direct or indirect shares, voting rights, limited liability company, limited partnership or other membership or ownership interest in Tenant or Guarantor (i) of more than forty-nine percent (49%) of the direct or indirect interests in Tenant or Guarantor or (ii) which would result in any change in the effective control of such corporation or partnership (and in the case of a partnership, includes a change in any of its partners), unless such change occurs as a result of trading in the shares of a public corporation listed on a recognized stock exchange in the United States.

“Commencement Date” means the date referred to in Section 1.1(h).

“Common Areas” means those areas, facilities, utilities, improvements, equipment and installations which are in the Project and from time to time are not designated or intended by the Landlord to be leased to Tenant or any subtenant, or are provided or designated from time to time by the Landlord for the use or benefit of the tenants in common with others entitled to their use or benefit, in the manner and for the purposes permitted by this Lease. The Common Areas includes but is not limited to parking areas, the entrances and exits, landscaping, the structural elements, roof, driveways, common loading dock, sidewalks, landscaped areas, equipment, stairways, common interior areas, common restrooms, fire prevention, security and communications systems, columns, pipes, electrical, plumbing, drainage, mechanical, telephone, meter, storage, janitor rooms, and the other installations, equipment or services located in the Project or related to it as well as the structures housing them.

“Connecting Equipment” has the meaning set out in Section 8.5.

“Contamination” has the meaning set forth in Section 15.3(b).

“Control” has the meaning set forth in Section 11.2 of this Lease.

“CUI Global Successor” has the meaning set out in Section 6.6(c).

“Damage” has the meaning set forth in Section 10.1.

“Drawings” has the meaning set out in Section 8.4.

“EBITDA” has the meaning set out in Section 6.6(c).

“Effective Date” is the date of this Lease, as provided on page 1 of this Lease.

“Encumbrance” has the meaning set forth in Section 12.1.

“Environmental Audit” means an investigation or inspection of the Premises or other affected locations of the Building, Land or Project by an environmental consultant designated by the Landlord together with such other tests, surveys and inquiries as such consultant deems advisable in the circumstances into the generation, use, transport, storage, disposal, handling, sale or manufacture of any Hazardous Substances in, on or about the Premises, Building, Land or Project by the Tenant, its agents, employees and contractors, or any other person using or occupying the Premises or any portion thereof, or into the condition or status of the Premises in relation to possible contamination by any Hazardous Substances. Any such Environmental Audit shall include the contractor’s written report delivered to the Landlord summarizing the nature and results of all inspections, investigations, tests, surveys and inquiries conducted by the consultant, and the consultant’s recommendations for any investigation, remedial or precautionary actions to be taken in relation to the presence of Hazardous Substances on the Premises, Building, Land or Project.

“Environmental Laws” means collectively, all applicable federal, state and municipal laws, statutes, ordinances, by-laws and regulations and all orders, directives and decisions rendered by, and policies, guidelines and similar guidance of, any ministry, department or administrative or regulatory agencies, authority, tribunal or court, relating to the protection of the environment, human health and safety (including, without limitation, the Occupational Safety and Health Administration) or the use, treatment, storage, presence, disposal, packaging, recycling, handling, clean-up or other remediation or corrective action of or in respect of any Hazardous Substances.

“ERISA” has the meaning set out in Section 16.20.

“Estimates” has the meaning set forth in Section 1.03(b) of Exhibit “E.”

“Event of Default” has the meaning set out in Section 13.1.

“Expert” means any architect, engineer, land surveyor or other professional consultant from time to time retained by the Landlord.

“Expiration Date” has the meaning set out in Section 1.1(h).

“Financial Institution” has the meaning set out in Section 16.19(a).

“First Renewal Option” has the meaning set forth in Section 1.01 of Exhibit “E”.

“First Renewal Term” has the meaning set forth in Section 1.01 of Exhibit “E”.

“Fiscal Year” means a calendar year.

“Force Majeure” means a strike, labor trouble, inability to get materials or services, power failure, restrictive governmental laws or regulations, riots, insurrection, sabotage, rebellion, war, acts of terrorism, act of God, the failure of any existing tenant or occupant to vacate the Premises or any other similar reason, that is not the fault of the party asserting it. Force Majeure does not include inability to obtain funds.

“Guarantor” means the Person, if any, who has executed or agreed to execute a guaranty agreement in favor of the Landlord.

“Guarantor Revenues” has the meaning set out in Section 6.6(c).

“Hazardous Substances” means any pollutant, contaminant, chemical, waste or deleterious substance (including, without limitation, and by way of example, solvent waste, liquid industrial waste, other industrial waste, toxic waste, hazardous waste and fungal contaminants) as defined in or pursuant to Environmental Laws.

“Holdover Percentage” has the meaning set forth in Section 16.4.

“Indemnified Parties” has the meaning set out in Section 14.6.

“Initial Renewal Notice” has the meaning set forth in Section 1.02 of Exhibit “E”.

“Issuing Bank” has the meaning set out in Section 6.6(b).

“Land” means the land described in Exhibit “B”, as they may be expanded, reduced or altered from time to time.

“Landlord Subordination Agreement” has the meaning set forth in Section 16.7.

“Last Possession Date” has the meaning set forth in Section 16.7.

“Leasehold Improvements” means all items generally considered as leasehold improvements, including, without limitation, all structures, alterations, fixtures, improvements, installations and additions in or serving the Premises made from time to time by or on behalf of the Tenant or any prior occupant of the Premises including, without limitation, doors, hardware, partitions (excluding free-standing partitions), lighting fixtures, window coverings and carpeting however affixed and whether or not moveable, but excluding trade fixtures and unattached furniture and equipment not of the nature of fixtures.

“Letter of Credit” has the meaning set out in Section 6.6(b).

“LOC Expiration Date” has the meaning set out in Section 6.6(b).

“Maintenance Contracts” has the meaning set forth in Section 18.2.

“Marks” has the meaning set forth in Section 8.8(e).

“Measurement Standards” means the Building Owners and Managers Association (“BOMA”) 2012 Industrial Building Standards (ANSI/BOMA Z65.2), Method A, provided that notwithstanding the foregoing or anything else contained in this Lease, the Landlord may, at its option from time to time, choose to measure the area of the Premises or any space included in the Building in accordance with the BOMA standard method of measurement then in effect from time to time.

“Minor Alteration” has the meaning set out in Section 8.4.

“Mortgagee” means a creditor that holds all or part of the Building and/or Project or the Land as security, but a creditor, chargee or security holder of a tenant is not a Mortgagee.

“Notice” has the meaning set forth in Section 16.5.

“OFAC” has the meaning set out in Section 16.19(a).

“Operating Costs” means, without duplication, the total amounts incurred, paid or payable by the Landlord or by others on behalf of the Landlord in the ownership, operation, maintenance, repair, replacement, supervision, management and administration of the Land, Building and/or Project, including, without limitation, the aggregate of the following:

(a)

the total costs and expenses of all insurance which the Landlord is obligated to obtain and/or which the Landlord otherwise reasonably obtains, any commercially reasonable deductible amounts payable by the Landlord in respect of any insured risk or claim and the amounts of losses incurred or claims paid below the insurance deductible;

(b)

amounts paid to, or reasonably attributable to the remuneration of, all personnel (whether on or off-site and whether employed by the Landlord or a management company) involved in the maintenance, repair, operation, administration, supervision and management of the Building and/or Project, including fringe benefits, severance pay, termination payments and other employment costs;

(c)

the reasonable cost of equipment, tools, machinery, building supplies and materials used by the Landlord in the operation, maintenance, repair of and replacement to the Common Areas, Building and/or Project;

(d)	costs of:

(i)

operating, maintaining, replacing, modifying and repairing the Common Areas, Building and/or Project, including without limitation such costs where incurred by the Landlord in order to comply with Applicable Laws or required by the Landlord's insurance carrier or resulting from normal wear and tear to the Building and/or Project;

(ii)

making alterations, replacements or additions to the Building and/or Project to conform with Applicable Laws, intended to reduce Operating Costs, and improve the operation of the Building and/or Project and the systems, facilities and equipment serving the Building and/or Project, or maintain their operation; and

(iii)	replacing machinery or equipment which by its nature requires periodic replacement, including, without limitation, base building sprinklers (for ordinary hazard use) serving leasable premises,

all to the extent that such costs are fully chargeable in the Fiscal Year in which they are incurred in accordance with accounting practices generally accepted in the real estate industry;

(e)

costs of any clean up or removal as required by Applicable Laws of any substance or material existing in, on or upon the Land, Building and/or Project that was not regulated by Applicable Laws as of the date of this Lease but subsequently becomes (or is first interpreted by Applicable Laws to be so) regulated;

(f)

auditing, accounting, legal and other professional and consulting fees and disbursements incurred in connection with the maintenance, repair, replacement, operation, administration, supervision and management of the Building and/or Project, including those incurred with respect to the preparation of the statements required under the provisions of this Lease and costs of administering, minimizing, contesting or appealing assessments of Taxes (whether or not successful);

(g)	Intentionally Omitted;

(h)

all expenses and fees, including attorneys’ fees and court or other venue of dispute resolution costs, incurred in negotiating or contesting real estate taxes or the validity and/or applicability of any governmental enactments which may affect Operating Costs; provided the Landlord shall credit against Operating Costs any refunds received from such negotiations or contests to the extent originally included in Operating Costs (less the Landlord’s costs);

(i)	dues, costs, fees or expenses arising in connection with any association affecting the Property or the Building; and

(j)	a monthly administrative services fee of three percent (3%) of Base Rent and Operating Costs (excluding Landlord’s insurance costs described in subparagraph [a] above).

In determining Operating Costs, the cost (if any) of the following shall be excluded or deducted, as the case may be:

A.

all net recoveries which reduce Operating Costs received by the Landlord from tenants as a result of any act, omission, default or negligence of such tenants or by reason of a breach by such tenants of provisions in their respective leases (other than recoveries from such tenants under clauses in their respective leases requiring their contribution to Operating Costs);

B.	net proceeds received by the Landlord from insurance policies taken out by the Landlord to the extent that the proceeds relate to Operating Costs;

C.	costs and expenses relating to the leasing of space or premises in the Building including leasing commissions and advertising costs;

D.

any income taxes, corporation taxes, business taxes, profit taxes, capital gains tax, gift taxes, succession taxes, inheritance taxes, place of business taxes or other taxes personal to the Landlord except to the extent they are imposed in lieu of or in replacement of any Taxes;

E.	expenses for repairs or maintenance related to the Building and/or the Project which have been reimbursed to the Landlord pursuant to warranties or service contracts;

F.	any principal, interest or other carrying charges or mortgage payments or other financing costs in respect of the Building and/or Project.

G.	except as otherwise specifically permitted by this Lease, the cost of any items that, under generally accepted accounting principles, are properly classified as capital expenses; and

H.	costs for any items that are the responsibility of Tenant under this Lease.

In computing Operating Costs, with respect to any costs, expenses or amounts incurred wholly or partly with respect to other parts of the Project, the Landlord shall have the right from time to time to reasonably allocate and reallocate such costs, expenses and amounts, in whole or in part, among all or any portion of the Building (including second floor premises, if applicable),or different categories of leasable premises and between the Building and other buildings forming part of the Project as may be constructed from time to time.

“PM” has the meaning set forth in Section 8.4.

“Permitted Successor Event” has the meaning set forth in Section 11.2 of this Lease.

“Permitted Transfer” has the meaning set forth in Section 11.2 of this Lease.

“Permitted Transferee” has the meaning set forth in Section 11.2 of this Lease.

“Person” means any person, firm, partnership, corporation or other legal entity, including any combination of them.

“Premises” has the meaning set forth in Section 1.1(f).

“Prevailing Market” has the meaning set forth in Section 1.05 of Exhibit “E”.

“Prevailing Market Discussion Period” has the meaning set forth in Section 1.03(a) of Exhibit “E”.

“Prime Rate” means the rate of interest, per annum, from time to time publicly quoted by the Wall Street Journal as the reference rate of interest (commonly known as the “prime rate”) used by banks to determine rates of interest chargeable on American dollar demand loans to their commercial customers, provided that if the Wall Street Journal no longer publishes such rate, then such rate shall be determined by averaging the reference rate charged by the three (3) largest banks (by deposits) in the United States.

“Project” means the Land, the Building and all other buildings and other structures, improvements, facilities and appurtenances that have been or will be constructed on the Land, all as may be altered, expanded, reduced or reconstructed from time to time. In the event that the Building is not part of a Project, then all references in this Lease to “Project” shall be deemed to be references to “Building”.

“Property” means the Land that contains the Building.

“Proportionate Share” means One Hundred Percent (100%).

“Rejection Notice” has the meaning set forth in Section 1.03(a) of Exhibit “E”.

“Renewal Amendment” has the meaning set forth in Section 1.04 of Exhibit “E”.

“Renewal Option” has the meaning set forth in Section 1.01 of Exhibit “E”.

“Renewal Term” has the meaning set forth in Section 1.01 of Exhibit “E”.

“Rent” means the aggregate of Base Rent and Additional Rent.

“Rent Loss Insurance” has the meaning set forth in Section 10.2.

“Rentable Area” means, in the case of the Building, the aggregate of the Rentable Area of all leasable premises in the Building, calculated in accordance with the Measurement Standards, provided that nothing contained in this Lease shall be deemed to be a representation or warranty by Landlord that the Rentable Area of the Building initially set forth in Section 1.1(g) of this Lease has been calculated in accordance with the Measurement Standards, the parties acknowledging and agreeing that Landlord has not measured the Building as of the date of this Lease.

“Rules and Regulations” means the Rules and Regulations annexed hereto as Exhibit “D” together with any amendments, deletions and additions made by the Landlord from time to time pursuant to Section 16.8, all of which shall form part of this Lease.

“Sales Tax” means all goods and services tax, harmonized sales tax, value added tax, business transfer tax, sales tax, multi-stage sales tax, use tax, consumption tax, or other similar taxes imposed by any federal, state or municipal government upon the Landlord or Tenant in respect of this Lease, or the payments made by the Tenant hereunder or the goods and services provided by the Landlord hereunder including, without limitation, the rental of the Premises and the provision of administrative services to the Tenant hereunder, whether existing at the date of this Lease or hereafter imposed by any governmental authority.

“Second Renewal Option” has the meaning set forth in Section 1.01 of Exhibit “E”.

“Second Renewal Term” has the meaning set forth in Section 1.01 of Exhibit “E”.

“Secured Claim” means a lien (possessory or non-possessory, including any construction, mechanic’s or materialmen’s liens (and any lien filed by any subcontractor supplier thereof)) or claim, a fixed or floating charge, mortgage, security interest, debenture or other encumbrance, or a Notice with respect to any of them.

“Security Deposit” means the sum of money set out in Section 1.1(j).

“Statement” has the meaning set forth in Section 7.5(b).

“Stipulated Rate” means the rate of interest per annum that is three percentage (3%) points more than the Prime Rate.

“SNDA” has the meaning set out in Section 12.1.

“Taxes” means all real property taxes (including local improvement taxes), rates, duties, assessments, impositions and levies of every kind and nature whatsoever whether ordinary or extraordinary, general or special, foreseen or unforeseen, that are now or hereafter levied, rated, charged or assessed by any authority (whether municipal, parliamentary, school or otherwise) against or in respect of the Land, Building and/or Project, or any part or parts thereof, and every other tax, charge, rate assessment or payment which may become a charge upon or levied or collected upon or in respect of the Land, Building and/or Project, or any parts thereof, and all taxes payable by the Landlord which are imposed in lieu of or in addition to any such real property taxes and any taxes levied or assessed against the Landlord on account of its ownership of the Land, Building and/or Project (excluding always income or profit taxes upon the income of the Landlord to the extent such taxes are not levied in lieu of real property taxes levied or assessed against the Land, Building and/or Project or upon the Landlord in respect thereof).

“Tenant Contractors” has the meaning set out in Section 14.8.

“Tenant Related Party” has the meaning set out in Section 16.19(a).

“Tenant’s Auditor” has the meaning set out in Section 7.6(d).

“Tenant’s Proportionate Replacement Percentage” has the meaning set forth in Section 8.1 of this Lease.

“Term” means the period of time as described in Section 1.1(h).

“Transfer” means all or any of the following, whether by conveyance, written agreement or otherwise: (i) an assignment of this Lease in whole or in part; (ii) a sublease of all or any part of the Premises; (iii) the sharing or transfer of any right of use or occupancy of all or any part of the Premises; (iv) any mortgage, charge or encumbrance of this Lease or the Premises or any part of the Premises or other arrangement under which either this Lease or the Premises become security for any indebtedness or other obligation; and (v) a Change of Control, and includes, without limitation, any transaction or occurrence whatsoever (including, but not limited to, expropriation, receivership proceedings, seizure by legal process and transfer by operation of law), which has changed or might change the identity of the Person having use or occupancy of any part of the Premises. “Transferor” or “Transferee” have corresponding meanings.

“U.S. Person” has the meaning set out in Section 16.19(a).

ARTICLE 4 - GRANT AND TERM

4.1	Term, Demise

The Landlord leases to the Tenant, and the Tenant leases from the Landlord, the Premises, to have and to hold for the Term, unless sooner terminated by the Landlord pursuant to this Lease. The Tenant hereby accepts the Premises in the condition described in Section 1.1(l). Without limiting the generality of the foregoing, Landlord hereby demises and leases to Tenant and Tenant hereby leases and rents from Landlord the Land, the Building and the Premises, IN THEIR “AS IS” CONDITION, SUBJECT TO THE EXISTING STATE OF TITLE AND PHYSICAL CONDITION (WITHOUT EXPRESS OR IMPLIED WARRANTY OF LANDLORD WITH RESPECT TO THE CONDITION, QUALITY, REPAIR OR FITNESS OF ANY OF THE FOREGOING FOR A PARTICULAR USE (OR ANY USE) OR TITLE THERETO, ALL SUCH WARRANTIES BEING HEREBY DISCLAIMED BY LANDLORD AND WAIVED AND RENOUNCED BY TENANT), it being acknowledged and agreed that Tenant (or an affiliate of Tenant) has owned, occupied and operated the Land, the Building and the Premises for a period of approximately twelve (12) years prior to the Commencement Date, and that Tenant is fully aware of and responsible for the operation, use and physical condition of the Land, the Building and the Premises prior to the Commencement Date. The foregoing disclaimer in this paragraph has been negotiated by Landlord and Tenant, each being represented by independent counsel, and is intended as a complete negation of any representation or warranty by Landlord, express or implied, with respect to the condition, quality, repair, or fitness of the Premises for a particular use (or any use), or title thereto.

Notwithstanding anything to the contrary, if the Landlord is unable to deliver vacant possession of the Premises to the Tenant for any reason, including but not limited to Force Majeure or the holding over or retention of possession of any other tenant or occupant, or the lack of completion of any repairs, improvements or alterations required to be completed before the Tenant's occupancy of the Premises, then (i) the Tenant shall not be entitled to any abatement or diminution of Rent; (ii) the validity of this Lease or the parties' respective obligations hereunder shall not be affected; and (iii) the Landlord shall not be in default hereunder or be liable for damages therefor.

4.2	Use of Common Areas

The Tenant shall have the right (in common with others entitled thereto (if any)) to the use of the Common Areas designated from time to time by the Landlord for use by tenants of the Building and/or the Project, subject to the provisions of this Lease and to the Rules and Regulations made by the Landlord with respect thereto from time to time.

4.3	Quiet Enjoyment

If the Tenant pays the Rent and fully performs all its obligations under this Lease and there has been no Event of Default, then the Tenant may hold and use the Premises without interference by the Landlord or any other person claiming through the Landlord subject to the provisions of this Lease and Applicable Law.

4.4	Basic Provisions

The Basic Provisions shall form an integral part of this Lease as though they were set forth herein in full.

ARTICLE 5 – USE OF PREMISES

5.1	Use

The Tenant shall use the Premises only for the use set out in Section 1.1(k) and for no other purpose, except with the prior written consent of Landlord. No part of the Premises shall be used by or for a call centre, telecommunications centre, school, consulate, or government office open to the public or for any uses for which existing tenants have exclusive rights or for which the Landlord has agreed to a restrictive covenant. The Landlord has made no representation or warranty to the Tenant concerning any aspect of the Building, the Project or the Premises and the Tenant is solely responsible for satisfying itself concerning the suitability of the Premises for their intended use by the Tenant, the applicable zoning and use restriction by-laws, and availability of permits. The Tenant shall, at its expense, be solely responsible for obtaining its own occupancy permit.

5.2	Conduct of Business

In the conduct of the Tenant’s use of the Premises, the Tenant will:

a)

not allow or cause any act to occur in or about the Building, Project and/or Land which, hinders or interrupts the flow of vehicular and pedestrian traffic to, in and from the Building, Project and the Land or in any way obstructs the free movement of persons doing business in the Building or on the Land or in any way cause damage to the Building, Project and/or the Land;

(b)

keep the Premises free of debris and other items that might attract rodents or vermin and free of anything of a dangerous, noxious or offensive nature or which could create a fire, environmental, health or other hazard (including any electromagnetic fields or other forms of radiation) or undue vibration, heat or noise;

(c)

not cause or allow any overloading of the floors of the Building or the bringing into or onto any part of the Building, including the Premises, of any articles or fixtures that by reason of their weight, use, energy consumption, water consumption or size might damage or endanger the structure or any of the Building Systems (hereafter defined);

(d)

not cause or allow any act or thing which constitutes a nuisance or which is offensive to or which constitutes a health hazard to the Landlord or other occupants of the Building or which interferes with the operation of any Building Systems or with the computer equipment, telecommunication equipment or other technological equipment of the Landlord, any service providers or other occupants of the Building and not carry on or permit to be carried on in or about the Premises any business or activity which shall be deemed by the Landlord, in its reasonable discretion, to be a nuisance. The Tenant covenants and agrees that it will not permit any noise, vibrations, smells or materials of any kind to escape from the Building and covenants that its intended use will not breach this covenant;

(e)	not allow or cause business to be solicited in any part of the Project (other than the Premises), nor display any merchandise, equipment or other items outside the Building at any time; and

(f)

comply with the terms and conditions of any covenants, conditions and restrictions, reciprocal easement agreements or other encumbrances affecting the Premises, the Building or the Land, including, without limitation, the Declaration of Conditions, Restrictions and Easement, recorded August 9, 2006, Recorder’s Fee No. 2006-094818, Records of Washington County, Oregon and Declaration of Covenants, Conditions, and Restrictions for Franklin Business Park, recorded November 10, 2004, Recorder’s Fee No. 2004-129475, Records of Washington County, Oregon, as each has been and may be amended from time to time.

5.3	Observance of Law

Subject to Landlord’s obligations under this Lease, the Tenant shall, at its sole cost and expense, promptly observe and comply with all laws or requirements of all governmental authorities, including federal, state and municipal legislative enactments, by-laws and other regulations and all other authorities having jurisdiction, including fire insurance underwriters, now or hereafter in force which pertain to or affect the Premises, the Tenant's use of the Premises or the conduct of any business in the Premises, or the making of any repairs, replacements, alterations, additions, changes, substitutions or improvements of or to the Premises. The Tenant shall carry out all such modifications, alterations or changes of or to the Premises by or on behalf of the Tenant and the Tenant's conduct of business in or use of the Premises which are required by any such authorities.

ARTICLE 6 – RENT

6.1	Base Rent

The Tenant shall pay to the Landlord Base Rent in accordance with Section 1.1(i), by equal consecutive monthly installments in advance on the first day of each month, subject to any adjustment pursuant to Section 6.3.

6.2	Additional Rent

The Tenant shall also pay throughout the Term, at the times and in the manner provided in this Lease, all Additional Rent which shall, except as otherwise provided in this Lease or as may be required by a third party payee, be payable within thirty (30) days of receipt by the Tenant of an invoice, statement or demand for it.

6.3	Intentionally Omitted

6.4	Payment of Rent - General

(a)

All payments required to be made by the Tenant pursuant to this Lease shall be paid when due, in lawful money of the United States, without prior demand and without any abatement, set-off, compensation or deduction whatsoever, except as may be otherwise expressly provided herein, at the address of the Landlord set out in Section 1.1(a) or at such other address as the Landlord may designate from time to time in writing to the Tenant.

(b)

All payments required to be made by the Tenant pursuant to this Lease, except for Sales Tax, shall be deemed to be Rent and shall be payable and recoverable as Rent, and the Landlord shall have all rights against the Tenant for default in any such payment as in the case of arrears of Rent.

(c)

The Tenant shall pay to the Landlord all Sales Tax applicable from time to time, calculated and payable in accordance with Applicable Laws and the Tenant shall pay such amount at the earlier of: (i) the time provided for by Applicable Laws; and (ii) the time such Rent is required to be paid under this Lease. The amount payable by the Tenant on account of Sales Tax shall be deemed not to be Rent for the purpose of such calculation but in the event of a failure by the Tenant to pay any amount, the Landlord shall have the same rights and remedies as it has in the event of a failure by the Tenant to pay Rent.

(d)

At the Landlord's request, the Tenant shall make all payments under this Lease by way of checks, wire, ACH, or automatic withdrawals and shall execute and deliver either concurrently with this Lease or from time to time within three (3) Business Days following request for it, such documentation as may be required by the Landlord and its bank in order to effect such payments.

(e)

If the Commencement Date is other than the first day of a full period in respect of which any item of Rent is calculated, or the Expiration Date is other than the last day of a full period, then unless otherwise provided in this Lease, the amount of such item of Rent payable in respect of the broken period shall be prorated based upon a period of three hundred and sixty-five (365) days (366 days for a leap year).

(f)

If the Tenant fails to pay Rent required to be paid hereunder within five (5) days following the due date, Tenant shall pay the Landlord an administrative fee equal to five percent (5%) of the past due Rent and the unpaid Rent shall bear interest at the Stipulated Rate from the due date to the actual date of payment. Notwithstanding anything to the contrary contained in this subparagraph (f), Landlord shall not impose such administrative fee on the first occurrence of a late payment of Rent by Tenant in a calendar year if Tenant pays such late payment of Rent within three (3) Business Days after receipt from Notice of such nonpayment from Landlord.

6.5	Intentionally Omitted

6.6	Security Deposit

(a)

The Landlord acknowledges receipt from the Tenant of the Security Deposit to be held, without interest, as security (without prejudice to the Landlord’s other rights and remedies) for the observance and performance of the Tenant’s obligations under this Lease. If the Tenant defaults in the performance of any of the terms, covenants, conditions and provisions of this Lease as and when the same are due to be performed by the Tenant, then the Landlord, at its option, may appropriate and apply all or any part of the Security Deposit on account of any losses or damages sustained by the Landlord as a result of such default. Upon demand by the Landlord following any such appropriation, the Tenant shall pay to the Landlord an amount sufficient to restore the total original amount of the Security Deposit. The Landlord may retain and apply the Security Deposit toward any payment owing by the Tenant in respect of any year end adjustment of Additional Rent for the last Fiscal Year of the Term or extended term as the case may be. If the Tenant complies with all of the terms, covenants, conditions and provisions under this Lease and is not then holding over in accordance with Section 16.4, any unused portion of the Security Deposit shall be returned to the Tenant, without interest, within forty (40) days after the later to occur of: (i) the Expiration Date (as such may be renewed or extended pursuant to the terms of this Lease), and (ii) the date upon which Tenant vacates the Premises. If the Landlord sells the Landlord's interest in the Building and transfers the said Security Deposit to the purchaser, then the Landlord shall be discharged from all liability to the Tenant with respect to the Security Deposit. In the event of any renewal or extension of the Term, the amount of the Security Deposit (or Letter of Credit, as applicable) shall be among those items taken into consideration for purposes of determining the Prevailing Market.

(b)

Tenant shall have the right to fund the Security Deposit by a negotiable standby letter of credit (the “Letter of Credit”), which Letter of Credit shall be delivered to Landlord and shall: (i) be in the amount of $400,000.00, (ii) be issued on the form attached hereto as Exhibit “F” or another form meeting the requirements set forth herein and otherwise acceptable to Landlord, (c) name Landlord as its beneficiary, (d) be drawn on an FDIC insured financial institution satisfactory to the Landlord (the “Issuing Bank”), (e) be able to be drawn upon in Denver, Colorado, (f) be “callable” at sight, unconditional and irrevocable, (g) be fully assignable, without a fee (or with a fee that shall be payable by Tenant), by Landlord and its successors and assigns, (h) permit partial draws and multiple presentations. If permitted by applicable Law, the Letter of Credit shall be an “evergreen” letter of credit, which shall be for a term of not less than 1 year, and which provides that the same shall be automatically renewed for successive 1-year periods through a date which is not earlier than 60 days after the Expiration Date, as such date is renewed or extended (the “LOC Expiration Date”). In the event an “evergreen” letter of credit is not permitted by Applicable Laws or a letter of credit cannot be obtained through the LOC Expiration Date, the Letter of Credit (and any renewals or replacements thereof) shall be for a term of not less than 1 year, and Tenant agrees that it shall from time to time, as necessary, as a result of the expiration of the Letter of Credit then in effect, renew or replace the original and any subsequent Letter of Credit so that a Letter of Credit, in the amount required hereunder and meeting the requirements set forth herein, is in effect until a date which is at least 60 days after the LOC Expiration Date. If the LOC Expiration Date is after the stated expiration date of the Letter of Credit then held by Landlord and either the Issuing Bank does not renew the Letter of Credit at least 60 days prior to the stated expiration date of such Letter of Credit or Tenant fails to furnish to Landlord such renewal or replacement at least 60 days prior to the stated expiration date of such Letter of Credit, then Landlord, or its managing agent, may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) as a Security Deposit pursuant to the terms of this Lease. In addition, Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or are applicable: (1) such amount is due to Landlord under the terms and conditions of this Lease and remains unpaid after the expiration of any applicable notice and cure period, or (2) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (3) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (4) the long term rating of the Issuing Bank has been downgraded to BBB or lower (by Standard & Poor’s) or Baa2 or lower (by Moody’s) and Tenant has failed to deliver a new Letter of Credit from a bank with a long term rating of A or higher (by Standard & Poor’s) or A2 or higher (by Moody’s) and otherwise meeting the requirements set forth in this Section within ten (10) Business Days following notice from Landlord. The Letter of Credit will be honored by the Issuing Bank regardless of whether Tenant disputes Landlord’s right to draw upon the Letter of Credit. Any renewal or replacement of the original or any subsequent Letter of Credit shall meet the requirements for the original Letter of Credit as set forth above, except that such replacement or renewal shall be issued by an FDIC insured financial institution satisfactory to the Landlord at the time of the issuance thereof. If Landlord draws on the Letter of Credit as permitted in this Lease or by the Letter of Credit, then, within ten (10) Business Days after receipt of Landlord’s written demand, Tenant shall restore the amount available under the Letter of Credit to its original amount by providing Landlord with an amendment to the Letter of Credit evidencing that the amount available under the Letter of Credit has been restored to its original amount and Tenant’s failure to do so shall constitute an Event of Default. In the alternative, Tenant may provide Landlord with cash, to be held by Landlord in accordance with Section 6.6(a) of this Lease, equal to the restoration amount required under the Letter of Credit. If Landlord desires to assign the Letter of Credit, Tenant shall execute and deliver to the Issuing Bank and documents required to effectuate such transfer and pay any transfer and processing fees. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable Law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and it shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the Issuing Bank in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (a) the Letter of Credit constitutes a separate and independent contract between Landlord and the Issuing Bank, (b) Tenant is not a third party beneficiary of such contract, (c) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (d) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

(c)

Provided that there has not been an Event of Default under this Lease and Tenant is not in breach or default of any of the terms and conditions of this Lease for which Tenant has been given Notice, the Security Deposit (or the Letter of Credit, as applicable) is subject to reduction as follows: (i) if the Guarantor Revenues (defined below) for a fiscal year during the Term equal or exceed $100,000,000.00 and EBITDA (defined below) equals or exceeds $5,000,000.00 for such fiscal year, then the Security Deposit (or the Letter of Credit, as applicable) shall be reduced to $224,000.00, (ii) if the Guarantor Revenues for a fiscal year during the Term equal or exceed $140,000,000.00 and EBITDA equals or exceeds $10,000,000.00 for such fiscal year, then the Security Deposit (or the Letter of Credit, as applicable) shall be reduced to $134,000.00, and (iii) if the Guarantor Revenues for two (2) or more consecutive fiscal years equal or exceed $140,000,000.00 and EBITDA for such two (2) or more consecutive fiscal years equals or exceeds $10,000,000.00, then the Security Deposit (or the Letter of Credit, as applicable) shall be reduced to $45,000.00. Once the Security Deposit (or the Letter of Credit, as applicable) is reduced pursuant to clauses (i), (ii) or (iii) above, it is not subject to increase. As used herein: (y) “Guarantor Revenues” shall mean the total revenues of the Guarantor initially named in this Lease, or such other entity that owns or Controls, directly or indirectly, the Tenant initially named in this Lease (the “CUI Global Successor”), and (z) “EBITDA” means the earnings before taxes, interest, depreciation and amortization of the Guarantor initially named in this Lease or the CUI Global Successor. To effect a reduction in the Security Deposit (or the Letter of Credit, as applicable), Tenant shall provide Landlord with evidence reasonably acceptable to Landlord that the conditions contained clauses (i), (ii), or (iii) (as applicable) have been met. Provided that the conditions set forth in this subparagraph (c) have been satisfied, within thirty (30) days after Landlord’s receipt of such evidence: (1) Landlord shall refund to Tenant the applicable portion of the Security Deposit, or (2) at no cost to Landlord, Landlord shall accept from the Issuing Bank an amendment to the Letter of Credit or a substitute Letter of Credit in the form attached to this Lease as Exhibit “F” or another form meeting the requirements set forth in subsection (b) above and otherwise acceptable to Landlord, which reduces the Letter of Credit as provided herein, but which does not otherwise amend or modify same.

6.7	Net Lease

This Lease is a net Lease to the Landlord, except as explicitly provided in this Lease. Except as otherwise expressly provided in this Lease: (i) the Landlord is not responsible for any costs, charges, expenses and outlays of any nature whatsoever arising from or relating to the Premises, Building, Land and/or Project, or the use, occupancy or contents of the Premises, or the business carried on therein, whether foreseen or unforeseen and whether or not within the contemplation of the parties at the commencement of the Term, and (ii) the Tenant will pay all costs, charges, expenses and outlays of any nature whatsoever relating to the Premises and as provided in this Lease, its share of all costs, charges, expenses and outlays relating to or affecting the Building, Land and/or the Project.

6.8	Acceptance and Application of Rent

Any endorsement, statement, condition, direction or other communication on or accompanying any Rent payment shall not be binding on the Landlord and the acceptance of any such payment shall be without prejudice to the Landlord's right to recover the balance of Rent then owing or to pursue any other remedy available to the Landlord. Any payment received by the Landlord may be applied towards amounts then outstanding under this Lease in such manner as the Landlord determines.

ARTICLE 7 – TAXES, OPERATING COSTS AND UTILITIES

7.1	Taxes Payable by Landlord

The Landlord shall pay all Taxes, but it may defer such payments or compliance to the fullest extent permitted by law so long as it pursues in good faith any contest or appeal of any such Taxes with reasonable diligence.

7.2	Taxes Payable by Tenant

(a)	The Tenant shall pay as Additional Rent directly to the Landlord in each Fiscal Year, in the manner set out in Section 7.6, the Tenant's share of Taxes as determined pursuant to this Section 7.2.

(b)	The Tenant’s share of Taxes shall be the portion of the Taxes that are attributable to the Premises, as determined by the Landlord, acting reasonably. Without limiting the foregoing:

(i)	the Landlord may, if it so elects, determine that the Tenant’s share of Taxes attributable to the Premises shall be the Proportionate Share of Taxes;

(ii)

the Landlord shall be entitled, but not obligated, to allocate Taxes amongst categories of premises in the Building on the basis of such factors as the Landlord determines to be relevant and to adjust the Tenant’s share of Taxes based on such allocation;

(iii)

if there are separate assessments (or, in lieu of separate assessments, calculations made by authorities having jurisdiction from which separate assessments may, in the Landlord’s opinion, be readily determined) for the Premises for Taxes, the Landlord may have regard thereto;

(iv)	nothing herein shall compel or require the Landlord to adjust, continue to adjust or to make the same determination or allocation of Taxes from year to year or in any Fiscal Year; and

(v)

for the purposes of determining the share of Taxes payable by the Tenant pursuant to this Lease, Taxes shall include such additional amounts as would have formed part of Taxes had the Building been fully assessed during the whole of the relevant Fiscal Year as fully completed and fully occupied by tenants, with no special exemptions or reductions, and without taking into account any actual or potential reduction of Taxes or change of assessment category or class for premises within the Building which are vacant or underutilized.

7.3	Business Taxes and Other Taxes of Tenant

The Tenant shall promptly pay before delinquency to the taxing authorities or to the Landlord, if it so directs, as Additional Rent, any taxes, rates, duties, levies and assessments whatsoever, whether municipal, state, federal or otherwise, separately levied, imposed or assessed against or in respect of the operations at, occupancy of, or conduct of business in or from the Premises by the Tenant or any other permitted occupant, including the Tenant's Business Taxes, if levied in the state in which the Building is situated. Whenever requested by the Landlord, the Tenant shall deliver to the Landlord copies of receipts for payment of all such taxes. The Tenant will indemnify and keep the Landlord and all other Indemnified Parties indemnified from and against payment of any and all Business Taxes and any and all taxes and license fees which may in the future be levied in lieu of Business Taxes.

7.4	Assessment Appeals

The Tenant shall not appeal any governmental assessment or determination of the value of the Building or any portion of the Building whether or not the assessment or determination affects the amount of Taxes or other taxes, rates, duties, levies or assessments to be paid by the Tenant. The Landlord may contest any Taxes and appeal any assessments related thereto and may withdraw any such contest or appeal or may agree with the relevant authorities on any settlement in respect thereof. The Tenant will co-operate with the Landlord in respect of any such contest and appeal and shall provide to the Landlord such information and execute such documents as the Landlord requests to give full effect to the foregoing. All costs of any such contest and appeal by the Landlord shall be included in Operating Costs.

7.5	Operating Costs

The Tenant shall pay its Proportionate Share of Operating Costs to the Landlord as Additional Rent, in the manner set forth in this Lease.

7.6	Estimate of Additional Rent

(a)

Prior to the beginning of each Fiscal Year following the Commencement Date, the Landlord shall compute and deliver to the Tenant a bona fide estimate in respect of such Fiscal Year of the Tenant's Proportionate Share of Operating Costs and such other items of Additional Rent as the Landlord may estimate in advance and the Tenant shall pay to the Landlord in monthly installments one-twelfth (1/12th) of such estimate simultaneously with the Tenant's payments of Base Rent, provided that notwithstanding anything to the contrary contained herein, Tenant shall pay Tenant's Proportionate Share of Taxes within ten (10) days after Tenant receives a bill therefor from Landlord (which bill may, at Landlord’s option, be given to Tenant after Landlord’s receipt of the actual bill from the taxing authority, but prior to the due date of such bill so that the Landlord collects all such amounts payable by the Tenant by the final due date in the relevant billing cycle). The Landlord may from time to time re-estimate any items of Additional Rent and may fix monthly installments for the then remaining balance of the Fiscal Year so that such items will be entirely paid during such Fiscal Year.

(b)

The Landlord shall use commercially reasonable efforts to deliver to the Tenant within one hundred fifty (150) days after the end of each Fiscal Year a written statement or statements (the “Statement”) setting out the amount of Operating Costs and such other items of Additional Rent as the Landlord estimated in advance for such Fiscal Year. If the Tenant’s share of Taxes, the Tenant’s Proportionate Share of Operating Costs and other items of Additional Rent actually paid by the Tenant to the Landlord during such Fiscal Year differs from the amount of the Tenant’s share of Taxes, the Tenant’s Proportionate Share of Operating Costs and other items of Additional Rent payable for such Fiscal Year, the Tenant shall pay such difference or the Landlord shall credit the Tenant's account (as the case may be), without interest, within thirty (30) days after the date of delivery of the Statement. If Landlord fails to furnish the Statement to Tenant for a particular Fiscal Year within twelve (12) months after the end of such Fiscal Year and such failure continues for an additional thirty (30) days after Landlord’s receipt of a written request from Tenant that such Statement be furnished, Landlord shall be deemed to have waived any rights to recover any underpayment of Tenant’s Pro Rata Share of Operating Costs and such other items of Additional Rent applicable to such Fiscal Year (except to the extent that such underpayment is attributable to a default by Tenant in its obligation to make estimated payments of Tenant’s Pro Rata Share of Operating Costs and such other items of Additional Rent), provided that the foregoing provisions of this sentence shall not, in any manner, limit or otherwise prejudice Landlord’s right to modify such Statement after such time period if a third party not affiliated with Landlord provides Landlord with new, additional or different information relating to such Statement.

(c)

Absent manifest error, the Tenant shall not claim a re-adjustment in respect of Operating Costs or other items of Additional Rent estimated by the Landlord or the share payable by the Tenant on account thereof for any Fiscal Year except by written Notice given to the Landlord within sixty (60) days after delivery of the Statement for the Fiscal Year to which the claim relates, stating the particulars of the error in computation.

(d)

Audit Rights. Within 60 days after the Landlord furnishes its Statement of actual Operating Costs for any Fiscal Year (the “Audit Election Period”), the Tenant may, at its expense, elect to audit the Landlord’s Operating Costs for such Fiscal Year only, subject to the following conditions: (a) there is no uncured Event of Default under this Lease; (b) the audit shall be prepared by an independent certified public accounting firm of recognized national standing (“Tenant’s Auditor”); (c) in no event shall any audit be performed by a firm retained on a “contingency fee” basis; (d) the audit shall commence within 30 days after the Landlord makes the Landlord’s books and records available to the Tenant’s Auditor and shall conclude within 60 days after commencement; (e) the audit shall be conducted during the Landlord’s normal business hours at the location where the Landlord maintains its books and records and shall not unreasonably interfere with the conduct of the Landlord’s business; (f) the Tenant and Tenant’s Auditor shall treat any audit in a confidential manner and shall each execute the Landlord’s confidentiality agreement for the Landlord’s benefit prior to commencing the audit; (g) Tenant’s Auditor’s audit report shall, at no charge to the Landlord, be submitted in draft form for the Landlord’s review and comment before the final approved audit report is delivered to the Landlord, and any reasonable comments by the Landlord shall be incorporated into the final audit report, and (h) the Tenant shall provide the Landlord with a copy of the audit engagement/agreement between the Tenant and Tenant’s Auditor prior to commencing the audit. Notwithstanding the foregoing, the Tenant shall have no right to conduct an audit if the Landlord furnishes to the Tenant an audit report for the Fiscal Year in question prepared by an independent certified public accounting firm of recognized national standing (whether originally prepared for the Landlord or another party). This paragraph shall not be construed to limit, suspend, or abate the Tenant’s obligation to pay Rent when due, including estimated Operating Costs. The Landlord shall credit any overpayment determined by the final approved audit report against the next Rent due and owing by the Tenant or, if no further Rent is due, refund such overpayment directly to the Tenant within 30 days of determination. Likewise, the Tenant shall pay the Landlord any underpayment determined by the final approved audit report within 30 days of determination. The foregoing obligations shall survive the expiration or termination of this Lease. If the Tenant does not give written notice of its election to audit the Landlord’s Operating Costs during the Audit Election Period, the Landlord’s Operating Costs for the applicable Fiscal Year shall be deemed approved for all purposes, and the Tenant shall have no further right to review or contest the same. The right to audit granted hereunder is personal to the initial Tenant named in this Lease and shall not be available to any assignee or subtenant under this Lease. If Landlord and Tenant determine that the Operating Costs for the Property were less than stated by more than five percent (5%) for the Fiscal Year, then Landlord shall, within thirty (30) days after receipt of a written request for reimbursement and copies of paid invoices from Tenant, reimburse Tenant for the reasonable and actual out-of-pocket costs paid by Tenant to Tenant’s Auditor who performed such review of Landlord’s records of Operating Costs for such Fiscal Year.

7.7	Utilities

(a)

The Tenant shall pay as the same becomes due respectively, all taxes and charges for public and private utilities, including water, gas, electrical power or energy, steam or hot water used upon or in respect of the Premises.

(i)

If the Premises are separately metered, the Tenant shall enter into such contracts or other arrangements in connection with the utilities which the Landlord requests it to and will pay whatever deposits or other amounts which are payable under those contracts or other arrangements. No administration fee is payable for amounts billed directly to the Tenant by a supplier of utilities and paid by the Tenant directly to the supplier.

(ii)

If the Premises are not separately metered, the Landlord shall allocate to the Premises and the Tenant shall pay an equitable amount as reasonably determined by the Landlord having regard among other things without limitation to the Tenant's connected load and the then current applicable commercial rates for the municipality in which the Premises is located, together with the Landlord's costs of determining the amount including, but not limited to, professional, engineering and consulting fees.

(b)

Provided, without in any way limiting the provisions of this Section 7.7, if at any time during the Term, the Landlord shall determine, in its sole discretion, that the Tenant's use of any utility or service, including, without limitation, water, used or consumed on the Premises is in any way unusual or of an excessive nature, the Landlord may, at its option and at the sole cost and expense of the Tenant, install in the Premises a separate meter or sub meter with respect to any such utility or service, including, without limitation, a separate meter for the measurement of hot and cold water, whereupon the Tenant's cost in connection with any such utility or service shall be determined in accordance with such separate meter or sub meter.

(c)

The Landlord is not liable for the provision of, any interruption or cessation of, or failure in the supply of utilities, services or systems in, to or serving the Project, Building or the Premises, whether they are supplied by the Landlord or others, and whether the interruption or cessation is caused by the Landlord’s negligence or not. Tenant shall be solely responsible for the provision of utilities, services and systems to the Project, the Building and the Premises.

ARTICLE 8 – MAINTENANCE AND ALTERATIONS BY TENANT

8.1	Maintenance of the Premises and Common Areas

Subject to Landlord’s obligations under Sections 8.3 and 8.9 of this Lease, Tenant shall, at its sole cost, manage, maintain, operate and repair the Premises and all Leasehold Improvements, fixtures and equipment and the Common Areas (except to the extent that any management, operation or repair of the Common Areas is performed by Landlord) in good order and condition to the standards from time to time prevailing for similar industrial buildings in the area in which the Building is located subject to reasonable wear and tear not inconsistent with such standard. This obligation includes, but is not limited to: (i) with respect to the Premises, janitorial, re-painting at reasonable intervals, making repairs and replacements to plate glass, moldings, trimmings, locks, doors, hardware, partitions, walls, fixtures, electrical, mechanical and plumbing systems and equipment, lighting and plumbing fixtures, wiring, piping, ceilings and floors in the Premises and maintaining, repairing and replacing all operating equipment in the Premises, and (ii) with respect to the Common Areas, cleaning; snow and ice removal; garbage, waste and recycling removal and disposal; landscaping, paving, line painting, maintenance of roadways, curbs and sidewalks; supervision and security of the Common Areas, Building and the Project; maintenance, repair and replacement of signs on the Property and the utilities, if any, serving such signs; and utilities serving the Common Areas. The Tenant shall not commit or suffer any strip or waste of the Premises or the Leasehold Improvements thereon or any portion thereof. The Landlord shall have the right at all reasonable times and upon prior reasonable written or verbal notice, to examine the condition of the Premises and notify the Tenant of deficiencies and the Tenant shall make good any deficiencies for which it is responsible within fifteen (15) days from the date of such Notice. Landlord shall use reasonable efforts to minimize disruption to Tenant’s business during any such examination. Without limiting the generality of the foregoing, the Landlord and Tenant shall conduct move-in and move-out inspections to determine the condition of the Premises and identify any deficiencies requiring repair. If the standard Building Systems or components thereof (as opposed to portions of such Building Systems that relate to Tenant’s particular use, including but not limited to, supplemental HVAC systems, if any) that are Tenant’s obligation to maintain and repair during the Term require replacement and such replacement (and such replacement is not required as a result of Tenant’s failure to properly and timely maintain such Building Systems or the applicable components thereof or the negligence or willful misconduct of Tenant, its agents, employees or contractors), then Tenant shall be responsible for the cost of such replacement in an amount equal to “Tenant’s Proportionate Replacement Percentage” (defined below), and Landlord shall be responsible for the remaining cost of such replacement without reimbursement by Tenant as an Operating Cost. Prior to incurring any costs to which Tenant’s Proportionate Replacement Percentage shall apply, Tenant shall: (1) provide Notice to Landlord of the necessity of incurring such cost, together with such supporting documentation as Landlord shall reasonably require; and (2) obtain Landlord’s approval (which approval shall not be unreasonably withheld, conditioned or delayed) of the applicable Building Systems replacement equipment or applicable component thereof, the price therefor, and the installing contractor(s). In addition, Tenant shall comply with the requirements of Section 8.4 of this Lease with respect to the work to be performed in connection with the removal of the existing equipment and components and the installation of the replacement equipment and components. As used herein, “Tenant’s Proportionate Replacement Percentage” is equal to the quotient of: (a) the number of months remaining in the then current Term and (b) the number of months of the expected useful life of the item to be replaced as reasonably determined by Landlord. As used in the immediately preceding sentence, the then current Term shall mean either the initial Term, or the applicable Renewal Term (if the replacement occurs during a Renewal Term). For example, (1) if it is necessary to replace an HVAC unit at the end of the 73rd month of the initial Term at a cost of $5,000.00 and the new HVAC Unit has an expected life of 180 months, then Tenant’s Proportionate Replacement Percentage shall be (120 – 73) / 180 = 26.11%, and Tenant shall be responsible for $1,305.50 (.2611 x $5,000.00) of the replacement cost and Landlord shall be responsible for $3,694.50 of such cost, or (2) if it is necessary to replace an HVAC unit at the 5th month of the First Renewal Term at a cost of $5,000.00, then Tenant’s Proportionate Replacement Percentage shall be (60-5) / 180 = 30.56% and Tenant shall be responsible for $1,528.00 (.3056 x $5,000.00) and Landlord shall be responsible for $3,472 of such cost. Within thirty (30) days after Tenant provides Landlord with copies of paid invoices for the cost of the Building Systems replacement equipment and components (as applicable), together with full lien waivers from all contractors and subcontractors performing such work, and has provided Landlord with all applicable manufacturer and labor warranties (which warranties shall be for the benefit of Landlord), Landlord shall reimburse Tenant for the portion of such costs that are Landlord’s responsibility under this Lease. If Landlord fails to so reimburse Tenant and Tenant obtains a final unappealable judgment against Landlord therefor, then Tenant shall have the right to offset the amount of such judgment against Rent accruing under this Lease after the date upon which such judgment becomes a final unappealable judgment. Notwithstanding anything to the contrary contained herein, if the then current Term is extended, then within thirty (30) days after the commencement of such extension of the Term, Tenant shall pay to Landlord the amount of Tenant’s Proportionate Replacement Percentage applicable to the period of such extension of the Term. For illustrative purposes, with respect to the replacement of the HVAC unit in the 73rd month of the initial Term described in the example above, Tenant’s Proportionate Replacement Percentage attributable to the First Renewal Term would be 60/180 = 33.33% and Tenant shall reimburse Landlord for $1,666.50 (.3333 x $5,000.00) of such cost.

8.2	Heating, Ventilating and Air-Conditioning

The Tenant will operate and regulate the heating, ventilating and air-conditioning equipment installed in the Building as of the date of this Lease in accordance with building standards, serving the Premises in order to maintain reasonable conditions of temperature and humidity within the Premises. The Tenant will comply with the stipulations and with the Rules and Regulations of the Landlord pertaining to the operation and regulation of that equipment.

The Tenant shall, at its expense, assume the sole responsibility for the condition, repair, operation, maintenance and replacement of any and all heating, ventilating and air-conditioning equipment within or serving the Premises. The Tenant shall enter into a maintenance contract or contracts, in form and substance and with a firm reasonably satisfactory to the Landlord and with the Landlord’s prior consent, for the maintenance and regular repair of the mechanical systems, including but not limited to the heating, ventilation and air-conditioning systems, including exhaust fans, fire alarm and fire detection systems and backflow testing for the plumbing systems (the “Maintenance Contracts”). Said maintenance contract(s) shall provide, at a minimum, for quarterly inspections, service and cleaning of said units and systems. The Tenant’s maintenance obligation shall specifically include such adjustments and servicing as each such inspection discloses to be required, and all repairs, testing and servicing as shall be necessary or reasonably required by the Landlord or the Landlord’s insurance underwriter. If replacement of equipment, fixtures, units, systems and appurtenances thereto are necessary, the Tenant shall replace the same with equipment, fixtures, units, systems and appurtenances of the same or greater quality, and repair all damage done in or by such replacement. Prior to the Commencement Date, and thereafter as requested by the Landlord, the Tenant shall provide the Landlord with a current copy of all Maintenance Contracts and the scope of work to be performed thereunder for Landlord’s review and approval. The Tenant shall provide the Landlord with prior written notice of any required replacements and material repairs together with a detailed description of the scope of work in connection therewith for the Landlord’s review and approval.

8.3	Sprinklers

The Landlord shall, as a component of Operating Costs, be responsible for the condition, repair, operation or maintenance of any or all of the equipment supplied by the Landlord referred to in this Section 8.3 (including any upgrades thereto required due to the Tenant’s use), and may enter into an ongoing maintenance contract for such equipment. The Tenant covenants to allow the Landlord and its servants, agents, employees and representatives to enter the Premises to effect any such alterations to the sprinkler system and the Landlord shall not be responsible to the Tenant for any disturbance or business interruption which may be caused, but Landlord agrees to use reasonable efforts to minimize any such disturbance or business interruption. It is agreed and understood that the sprinkler system (if any), in the Premises is for ordinary hazard use only in accordance with the Current Edition of NFPA 13 (as promulgated by the National Fire Protection Association from time to time).

The Tenant further covenants that in the event the sprinkler system at any time malfunctions the Tenant will immediately notify the Landlord. The Tenant covenants and agrees not to shut down the sprinkler system without the prior written consent of the Landlord, which consent may be arbitrarily withheld.

8.4	Alterations

The Tenant will not alter or permit any alteration of the Premises or any portion thereof without the Landlord's prior written approval; provided, however, the Landlord’s consent shall not be required for any alteration that satisfies all of the following criteria (a “Minor Alteration”): (i) costs less than $50,000 in any one instance; (ii) is not visible from outside the Premises or Building; (iii) will not affect the Building Systems or structure of the Building; and (iv) does not require a permit from the applicable governmental agency(ies). The Tenant's request for such consent (if required by this Lease) shall be in writing and accompanied by an adequate description of the contemplated work, and where appropriate, professionally prepared working drawings, plans and specifications (the “Drawings”) therefor. All Alterations shall be conducted as follows:

(a)	in a good and workmanlike manner by contractors approved by the Landlord in advance;

(b)

in accordance with: (i) Drawings approved by the Landlord prior to the commencement of any of the Alterations (excluding for Minor Alterations); (ii) the Landlord’s design criteria manual for the Building; (iii) any conditions, regulations, procedures or rules imposed by the Landlord and in compliance with all Applicable Laws. The Landlord may elect to retain architects, environmental consultants and engineers to review such Drawings for the purpose of approving the proposed Alterations (it being understood that notwithstanding such approval, the Landlord shall have no responsibility with respect to the adequacy of such Drawings);

(c)

it is understood and agreed that the Landlord may withhold or condition its consent in its reasonable discretion if any work to be performed by the Tenant may affect the roof, exterior aesthetics, structure, or the electrical, mechanical, lighting, heating, ventilating, air-conditioning, sprinkler, fire protection or any life-safety systems of the Building (collectively, the “Building Systems”), and any such work, if approved by the Landlord, shall be performed by contractors designated or approved by the Landlord in which case the Tenant shall pay the Landlord's reasonable cost, as Additional Rent;

(d)

so as not to disturb or add to the Premises, Building or Land any Hazardous Substances designated as such under applicable legislation. Any Alterations that may impact friable or non- friable asbestos are to be handled in accordance with the procedures under Applicable Laws and as directed by the Landlord;

(e)	if the Landlord and Tenant are performing work within the Premises at the same time, the Tenant's contractors shall be subordinate to the Landlord's general contractor;

(f)	the Tenant shall be responsible for obtaining all necessary permits and licenses, including close- out documents, from governmental authorities with respect to the Alterations;

(g)

the Tenant shall provide, prior to the commencement of Alterations, evidence of required workers’ compensation coverage and proof of owners’ and contractors’ protective liability insurance coverage, with the Landlord, any property manager and any Mortgagee as required by the Landlord, to be named as additional insureds, in amounts, with insurers, and in a form reasonably satisfactory to the Landlord, which shall remain in effect during the entire period in which the Alterations will be carried out. In addition, if reasonably requested by the Landlord, the Tenant shall provide proof of performance and payment bonds being in place;

(h)	the Tenant shall utilize licensed contractors and subcontractors for any Alteration, subject to the Landlord’s approval prior to commencement of the Alterations;

(i)	all work shall be subject to inspection by and the reasonable supervision of the Landlord;

(j)

the Tenant shall ensure that all cabling installed in the Building in connection with the Tenant’s business in or use of the Premises is appropriately labeled. For greater certainty, installation of flammable cabling shall be strictly prohibited;

(k)

within thirty (30) days after completion of the Alterations, the Tenant shall provide the Landlord with “as-built” plans (which shall not be required for Minor Alterations) completion affidavits, full and final waivers of liens, receipts and bills covering all labor and materials; and

(l)

if the Tenant fails to observe any of the requirements of this Article, the Landlord may require that construction stop and the Tenant shall, within fifteen (15) days or such longer period as is reasonably required in the circumstances to satisfy all requirements of this Article provided the Tenant is proceeding diligently, failing which, at the Landlord’s option, that the Premises be restored to their prior condition or the Landlord may do so and the Tenant shall pay the Landlord's costs, as Additional Rent, plus the Landlord’s five percent (5%) administration fee.

The Tenant shall pay: (A) all reasonable fees charged by the Landlord and all fees charged by its representatives or consultants in connection with (i) the Landlord's review of the Tenant's plans and specifications, and (ii) the Landlord's supervision of the Alterations, and (B) all costs related to (i) building services provided during construction of the Alterations (including but not limited to elevator access, utility consumption and garbage removal) and (ii) loading the Tenant's "as-built" (if such drawings are required pursuant to this Section 8.4) drawings into the Landlord's plan management database (the “Additional Charges”). If the Tenant elects to use the Landlord’s project manager or construction manager (the “PM”) as its project manager for the Alterations, the Tenant shall pay, in addition to the Additional Charges, a coordination fee to the PM in an amount of five percent (5%) of the cost of the subject Alteration. The Tenant shall ensure that there are no liens registered or claimed with respect to any part of the Alterations.

The Tenant shall not be entitled to access the roof of the Building without Landlord’s prior written consent. Notwithstanding anything herein contained: (1) no Alteration to the Premises shall be permitted which may adversely affect the condition or operation of the Premises or the Building or diminish the value thereof, and (2) if Tenant is the sole Tenant of the Building, Tenant shall have the right to access the roof of the Building without Landlord’s prior consent, but with prior written notice to Landlord, provided that Landlord’s consent shall be required in all instances where any roof penetrations or other work is being performed that might affect the roof’s warranty, the roof’s structure, or cause damage to the roof or the roof membrane.

8.5	Telecommunication

The Tenant may, at its own expense, utilize a communications service provider of its choice, with the Landlord's prior written consent, which consent may not be unreasonably withheld, and provided the service provider executes the Landlord’s standard form of license agreement as may be required. In no event shall the Tenant have any rights of access to, or installation upon, the roof of the Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If at any time during the Term Tenant is not the sole tenant of the Building, then all telecommunication cables, wiring and conduit (collectively the “Connecting Equipment”) installed in the Premises or Building by the Tenant (or on the Tenant's behalf) shall be properly tagged upon installation at both ends and every ten (10) feet, including the Tenant's name and unit number and if requested by the Landlord, the Tenant shall, at its expense prior to the expiration of the Term, remove all Connecting Equipment installed by the Tenant (or on the Tenant's behalf) in the Premises and Building. If any communications services installed or used in the Premises by Tenant are determined by the Landlord to be interfering with any other communications services at the Premises that are used by or benefit users other than Tenant and that are installed prior to the installation of such interfering communications services installed or used by Tenant, then Tenant shall, at its sole cost and expense, forthwith on written Notice take such steps as may be necessary to cease such interference, including, if necessary, discontinuing such communication services. The provisions in this Lease pertaining to insurance shall apply to the Connecting Equipment, as well as the use and operation of the Connecting Equipment and all liabilities associated with the installation, use and operation of the Connecting Equipment. If Tenant is not the sole Tenant of the Building, the Landlord may require, upon not less than five (5) Business Days prior written Notice, that the Tenant relocate all or any portion of the Connecting Equipment or telecommunication facilities installed by it. In the event the Tenant wishes to install wireless communication equipment, the Tenant shall require the prior written consent of the Landlord and shall enter into the Landlord’s standard wireless communications agreement. The Tenant shall not install any communications equipment, including, without limitation, telephone equipment, servers, switches, firewalls and routers outside of the Building, provided that Landlord consents to Tenant’s use of any such communication equipment that is located in or around the Building as of the date of this Lease.

8.6	Indemnity

The Tenant covenants to indemnify the Landlord and all Indemnified Parties against and from all losses, costs, claims and demands in respect of any injury or damage caused by or resulting from any work under Article 8 of this Lease.

8.7	Removal of Leasehold Improvements and Restoration of Premises

All Leasehold Improvements shall immediately upon their placement become the Landlord's property without compensation to the Tenant. Except as otherwise agreed by the Landlord in writing, no Leasehold Improvements or trade fixtures shall be removed from the Premises by the Tenant either during or at the expiration or earlier termination of the Term except that:

(a)	the Tenant may, during the Term, in the usual course of its business, remove its trade fixtures, provided that the Tenant is not in default under this Lease; and

(b)

the Tenant shall, prior to the expiration of the Term or earlier termination of this Lease, at its sole cost: (i) remove all of its personal property, furniture, equipment and trade fixtures; and (ii) remove wiring, cables, related devices and equipment in the Premises and those Alterations (excluding Minor Alterations) that must be removed at the expiration or earlier termination of this Lease, and failing which, the Landlord may, at its option, remove the same at the Tenant’s expense plus the Landlord’s five percent (5%) administration fee.

The Tenant shall at its own expense repair any damage caused to the Building by the Leasehold Improvements installed prior to the date of this Lease, trade fixtures or wiring, cables and related devices and equipment and/or such removal and restoration and shall leave the Premises in a clean, broom swept condition, free of all rubbish and debris. If the Tenant does not remove its trade fixtures, or wiring, cables and related equipment prior to the expiration or earlier termination of the Term, such trade fixtures or wiring, cables and related devices and equipment shall, at the option of the Landlord, be deemed abandoned and become the property of the Landlord and may be removed from the Premises and sold or disposed of by the Landlord in such manner as it deems advisable and the Tenant shall pay to the Landlord on demand all costs incurred by the Landlord in connection therewith, plus the Landlord’s five percent (5%) administration fee. If the Tenant fails to complete any work referred to in this Section 8.7 within the period specified, the Tenant shall pay compensation to the Landlord for damages suffered by the Landlord for loss of use of the Premises, which damages shall not be less than one hundred fifty percent (150%) of the per diem Rent payable during the last month preceding the expiration or earlier termination of the Term. At the expiration or earlier termination of this Lease, the Tenant will also deliver all keys and security cards for the Premises to the Landlord.

8.8	Signs and Advertising

(a)

The Tenant may, at its sole expense, erect and maintain identification signage on the exterior of the Premises of a type and in a location approved in writing by the Landlord, subject to compliance with all governmental authorities and the Landlord’s sign policy for the Building and/or Project. Landlord approves the signage installed by or on behalf of Tenant that exists at the Premises as of the date of this Lease. Any such sign shall remain the property of the Tenant and shall be maintained by the Tenant at its sole cost and expense, and the Tenant shall pay for any electricity consumed by such sign. If the electricity consumption for any of the Tenant’s signs is not separately metered, the Tenant shall pay, as Additional Rent, such portion of the cost of such electricity as is equitably apportioned to the Premises by the Landlord. At the expiration or earlier termination of this Lease, the Tenant will remove any such sign from the Premises at its sole expense and will promptly repair all damage caused by its installation or removal. All costs of design, manufacture, installation, maintenance, repair, replacement, insurance and removal, and all costs of obtaining approvals and satisfying requirements of all authorities having jurisdiction, of all Tenant signage shall be solely borne by the Tenant and payable as Additional Rent.

(b)

If there is a directory board at the entrance to the Project, then, subject to availability, the Landlord will, at the Tenant’s sole expense, provide the Tenant with a sign for the purpose of corporate identification on the directory board and such signage shall be subject to the prior written approval of the Landlord and the Landlord’s sign policy for the Building and/or Project.

(c)

If the Landlord, acting reasonably, objects to any sign, picture, advertisement, notice, lettering or decoration which may be affixed or displayed in any part of the interior of the Premises and which is visible from the exterior thereof, the Tenant shall forthwith remove or replace same at the Tenant’s expense and repair any damage caused by its installation or removal, failing which, the Landlord may remove and repair any damage, at the Tenant’s expense, payable as Additional Rent. If any sign, advertisement or notice shall be inscribed, painted or affixed by the Tenant on or to any part of the Building, Land or Project whatsoever, then the Landlord shall be at liberty to remove any such sign, advertisement or notice, at the Tenant’s sole expense, payable as Additional Rent.

(d)	The Tenant’s insurance and indemnification requirements under this Lease shall apply to and include all Tenant signage located within or upon the Premises, Building or Project.

(e)

Publication or use by the Landlord, or its representatives, of any photograph, print, video or film of the Building, Premises or Land, for advertising or promotion of same, and which show the Tenant’s trade names, trademarks, logos or other identifying marks (the “Marks”), shall be deemed not to infringe any Tenant’s rights in respect of such Marks, and shall not require Tenant’s consent to use of the Marks nor entitle the Tenant to any compensation therefor.

8.9	Landlord’s Maintenance Obligations

Landlord shall keep and maintain in good repair and working order and perform maintenance upon the: (a) structural elements of the Building; (b) roof deck of the Building (excluding the roof membrane), and (c) all utility lines serving the Building and located outside of the Building to the point of the service connection to the Building. Landlord’s costs with respect to the items in this Section 8.9 shall not be included in Operating Costs.

ARTICLE 9 - CONTROL AND ACCESS BY LANDLORD

9.1	Intentionally Omitted

9.2	Control of the Building by the Landlord

(a)

The Landlord will have, among its other rights under this Lease, the right to: (i) temporarily obstruct parts of the Building and/or Project for necessary maintenance, repair or construction; (ii) grant, modify and terminate easements and other agreements pertaining to the use and maintenance of all or any part of the Project, provided that such easements and other agreements do not materially detrimentally affect Tenant’s use of the Premises; (iii) retain contractors and employ all personnel for the operation, maintenance and control of the Building and the Project; (iv) alter, add to, subtract from, construct improvements to, rearrange, build additional stories on and construct additional facilities adjoining or near the Building and the Project; (v) relocate the facilities and improvements comprising the Building and the Project or erected on the Building and the Project; and (vi) perform any act as, in the use of good business judgment, the Landlord determines to be advisable for the more efficient and proper operation of the Building. In the exercise of its rights under Section 9.2(a) and (b) the Landlord shall use commercially reasonable efforts to minimize disruption of the Tenant’s access to the Premises and interference with the business operations of the Tenant in the Premises all to the extent reasonably possible in the circumstances.

(b)

Tenant acknowledges that the Landlord retains and reserves any and all rights to use, alter and change the roof of the Building within which the Premises are located for such purposes as the Landlord in its sole discretion may determine provided, that (i) subject to the terms and conditions of this Lease, Tenant shall have the right to continue to use and operate any rooftop equipment existing at the Premises as of the date of this Lease and shall have the right to install replacements of such existing rooftop equipment of like kind and quality without Landlord’s consent, but with prior written notice to Landlord of such replacement and delivery to Landlord of the specifications for such replacement equipment, (ii) any such use, does not adversely impact on the use by the Tenant of the Premises, and (iii) the Tenant agrees to cooperate with the Landlord in the alteration, installation and maintenance of any use, alteration or changes to the roof of the Building.

(c)

Despite anything to the contrary in this Lease, the Landlord shall not be in breach of its covenant for quiet enjoyment or liable for any loss, costs or damages, whether direct or indirect, incurred by the Tenant and the Tenant shall not be entitled to a Rent reduction as a result of the Landlord’s exercise of its rights under Section 9.2(b).

(d)	As of the date of this Lease Landlord acknowledges that Tenant is the sole tenant under this Lease.

9.3	Access by Landlord

The Tenant shall permit the Landlord, its agents and others authorized by it, to enter the Premises to inspect, to provide services or to make repairs, replacements, changes or alterations as set out in this Lease, to take such steps as the Landlord may deem necessary for the safety, improvement, alteration or preservation of the Premises or the Building and to show the Premises to Mortgagees, prospective Mortgagees, purchasers and prospective purchasers and, during the last nine (9) months of the Term, to prospective tenants. The Landlord shall whenever possible give reasonable written or verbal Notice to the Tenant prior to such entry (other than in the case of an emergency when no Notice is required), but no such entry shall constitute a re-entry by the Landlord or an eviction or entitle the Tenant to any abatement of Rent. In the exercise of its rights under this Section 9.3, the Landlord shall use commercially reasonable efforts to minimize interference with the business operations of the Tenant in the Premises to the extent reasonably possible in the circumstances.

9.4	Notices for Sale or to Lease

The Landlord shall have the right during the Term of this Lease to place upon the Premises a notice stating that the Building and/or Project is for sale and shall, within nine (9) months prior to the expiration of the Term, have the right to place upon the Premises a notice stating that the Premises are for lease, and the Tenant shall not remove such notice or permit the same to be removed.

9.5	Intentionally Omitted

ARTICLE 10 - DAMAGE AND DESTRUCTION AND CONDEMNATION

10.1	Damage to Premises

If all or any part of the Premises is rendered untenantable or completely inaccessible by damage from fire or other casualty (collectively, the “Damage”) in connection with which the Landlord is insured in relation to the Building, then:

(a)

if in the reasonable opinion of the Expert, the Damage can be substantially repaired within one hundred eighty (180) days from the date of such casualty (employing normal construction methods without overtime or other premium), the Landlord shall repair such Damage to the extent of the Landlord’s obligations under this Lease but excluding Damage to Leasehold Improvements and any other property that is not the responsibility of or is not owned by the Landlord which shall be the responsibility of the Tenant to repair; or

(b)

if in the reasonable opinion of the Expert, the Damage cannot be substantially repaired within one hundred eighty (180) days from the date of such casualty (employing normal construction methods without overtime or other premium), then the Landlord may elect to terminate this Lease as of the date of such casualty by written Notice delivered to the Tenant not more than twenty(20) days after receipt of the Expert's opinion, failing which the Landlord shall repair such Damage as set out in Section 10.1(a); and

(c)

if the Landlord fails to complete repairs to the Premises within 270 days from the date of the Damage, then the Tenant shall have the right to terminate this Lease following thirty (30) days written notice given after such 270 day period; provided, however, if the Landlord completes such repairs prior to the expiration of the thirty (30) day notice period, Tenant’s right to terminate shall be null and void.

Notwithstanding anything to the contrary herein, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereinafter in effect.

10.2	Abatement

If the Landlord is required to repair Damage to the Premises under Section 10.1, the Rent payable by the Tenant shall be proportionately reduced to the extent that the Premises are rendered untenantable or inaccessible, from the date of the casualty until the earlier to occur of (i) the cure of the applicable untenantable condition or lack of access or (ii) substantial completion by the Landlord of its repairs as described in 10.1 above. Notwithstanding the foregoing, if the Damage is due to the fault or neglect of Tenant or its employees, agents, or invitees, or if the Tenant continues to utilize the Premises there shall be no abatement of Rent, provided that, if the Damage was caused due to the negligence of Tenant or its employees, agents or invitees and all of the following conditions are satisfied, then there shall be an abatement of Rent for the period during which Tenant is unable to utilize the Premises: (a) Tenant reimburses Landlord for the premiums for Landlord’s business interruption/rent loss insurance (“Rent Loss Insurance”), (b) Landlord is eligible to make a claim against such Rent Loss Insurance in connection with the relevant Damage, (c) Landlord’s claim for such Rent Loss Insurance in connection with such Damage is allowed and is actually paid by the insurer, and (d) the amount of such payment is not less than the amount of Rent abated. The Tenant shall effect its own repairs as soon as possible after completion of the Landlord's repairs. Furthermore, notwithstanding anything to the contrary set forth herein, there shall be no abatement or reduction of Rent where the Landlord's repairs to the Premises take less than ten (10) days to complete after the Damage occurs.

10.3	Termination Rights

Notwithstanding anything else contained in this Lease, if: (a) the Building is partially destroyed or damaged so as to affect twenty-five percent (25%) or more of the Rentable Area of the Building; or (b) in the reasonable opinion of the Expert, the Building is unsafe or access or services are affected and, in either case, cannot be substantially repaired under Applicable Laws within one hundred eighty (180) days from the date of such Damage (employing normal construction methods without overtime or other premium); or (c) the proceeds of insurance are substantially insufficient to pay for the costs of repair or rebuilding or are not payable to or received by the Landlord; or (d) Damage or destruction is caused by an occurrence against which the Landlord is not insured or beyond the extent to which the Landlord is required to insure under this Lease; or (e) any Mortgagee(s) or such Mortgagee’s designee entitled to the insurance proceeds shall not consent to the repair and rebuilding, then the Landlord may terminate this Lease by giving to the Tenant written Notice of such termination within sixty (60) days of the Damage or destruction, in which event the Term shall cease and be at an end as of the date of such Damage or destruction and the Rent and all other payments for which the Tenant is liable under the provisions of this Lease shall be apportioned and paid in full to the date of termination (subject to any abatement under Section 10.2).

10.4	Landlord's Rights on Rebuilding

In the event of Damage to the Building and if this Lease is not terminated in accordance with Sections 10.1 or 10.3, the Landlord shall repair any damage to the Building, but only to the extent of the Landlord's obligations under this Lease and exclusive of any of Tenant's responsibilities with respect to such repair. In repairing or rebuilding the Building or the Premises the Landlord may use drawings, designs, plans and specifications other than those used in the original construction and may alter or relocate the Building on the Land, the Common Areas or any part thereof, and may alter or relocate the Premises, provided that the Building as repaired or rebuilt is of a similar standard and the Premises as altered or relocated shall be of approximately the same size as the Premises.

10.5	Condemnation

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if the Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, the Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. The Tenant shall not because of such taking assert any claim against the Landlord or the authority for any compensation because of such taking and the Landlord shall be entitled to the entire award or payment in connection therewith, except that the Tenant shall have the right to file any separate claim available to the Tenant for any taking of the Tenant’s removable property and for moving expenses, so long as such claims (a) do not diminish the award available to the Landlord, and (b) are payable separately to the Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Notwithstanding anything to the contrary contained in this Section 10.5, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. The Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 11 - ASSIGNMENT, SUBLETTING AND OTHER TRANSFERS

11.1	Transfers

The Tenant shall not enter into, consent to, or permit any Transfer (other than a Permitted Transfer) without the prior written consent of the Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. The Tenant shall pay to the Landlord its then current reasonable administration fee and all costs incurred (including, without limitation, legal fees and disbursements) in respect of the proposed Transfer. Notwithstanding any statutory provision to the contrary, it shall not be considered unreasonable for the Landlord to withhold its consent if, without limiting any other factors or circumstances which the Landlord may reasonably take into account:

(a)	an Event of Default hereunder has occurred or is then in existence;

(b)

the proposed Transfer is contrary to any covenants or restrictions granted by the Landlord to any other parties or involves a person or entity engaged in the sale, distribution or production of any product or service that violates any Applicable Laws, including, but not limited to cannabis, products containing cannabis, or cannabis related products;

(c)	in the Landlord's reasonable opinion:

(i)	either the financial background or the business history and capability of the proposed Transferee is not satisfactory;

(ii)

the nature or character of the proposed business of the proposed Transferee is such that it might harm the Landlord's business or reputation or reflect unfavorably on the Building, the Landlord, or the image of the Landlord, or is unethical, immoral or illegal;

(iii)

the Transferee does not intend to operate the Premises pursuant to the provisions of Section 5.1 hereof and such other proposed use is not acceptable to Landlord, or the Transferee’s proposed use of the Premises presents an unacceptable risk of contamination of the Land, Premises, Building or Project by Hazardous Substances; or

(iv)

the use of the Premises by the proposed Transferee could be incompatible with the other businesses or activities being carried on in the Building or could result in excessive demands being placed on the Building Systems or other Common Areas;

(d)	[Intentionally Omitted];

(e)	[Intentionally Omitted];

(f)	any sublease or proposed sublease of more than one third (1/3) of the Premises; or

(g)

the proposed Transfer is to: (i) a government, quasi-government or public agency, service or office; or (ii) a call center, school or telecommunications center; or (iii) the Landlord does not receive sufficient information from the Tenant or the Transferee to enable it to reasonably make a determination concerning the matters set out above.

Any consent by the Landlord to a Transfer shall not constitute a waiver of the necessity for such consent to any subsequent Transfer.

11.2	Permitted Transfers

Tenant may assign this Lease to a successor to Tenant by merger, consolidation or the purchase of substantially all of Tenant’s assets (“Permitted Successor Event”), or assign this Lease or sublet all or a portion of the Premises to an Affiliate (defined below), without the consent of Landlord, provided that all of the following conditions are satisfied (each a “Permitted Transfer”, and any transferee of a Permitted Transfer being a “Permitted Transferee”): (a) there must not be an Event of Default; (b) Tenant must give Landlord written notice at least fifteen (15) Business Days before such Transfer; (c) the Transfer is not a subterfuge by Tenant to avoid its obligations under this Lease to get consent to a Transfer; and (d) if the Transfer is a Permitted Successor Event, Tenant’s successor shall own all or substantially all of the assets of Tenant and Tenant’s successor shall have a tangible net worth which is at least equal to the greater of Tenant’s tangible net worth at the date of this Lease or Tenant’s tangible net worth as of the day prior to the proposed merger, consolidation or purchase. Tenant’s notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied. “Affiliate” shall mean an entity Controlled by, Controlling or under common Control with Tenant and the term “Control” shall mean ownership of more than forty-nine percent (49%) of the voting shares/rights of the applicable entity.

11.3	Conditions of Transfer

The following terms and conditions apply in respect of a Transfer:

(a)

excluding Transfers resulting from operation of law, the Tenant and the Transferee shall execute, prior to the Transfer being made, an agreement with the Landlord a form acceptable to Landlord acting reasonably, including the Transferee’s covenant to be bound by all of the provisions of this Lease;

(b)

notwithstanding any Transfer, the Tenant shall remain liable under this Lease and shall not be released from performing any of the provisions of this Lease. The Tenant’s and Guarantor’s liability shall continue notwithstanding any amendment of this Lease throughout the Term and any exercise of any renewal or extension of the Term provided for herein and notwithstanding that the Landlord may collect Rent from the Transferee;

(c)

except in connection with Permitted Transfers or a Change of Control, if the base rent and additional rent (net of reasonable out-of-pocket costs for commissions, for cash allowances and for Alterations required by and made for the Transferee by the Tenant; amortized on a straight line basis over the term of the Transfer) to be paid by the Transferee under such Transfer exceeds the Base Rent and Additional Rent payable by the Tenant hereunder, then fifty percent (50%) of the amount of such excess shall be paid by the Tenant to the Landlord. Except in connection with a Permitted Transfer or a Change of Control, if the Tenant receives from any Transferee, either directly or indirectly, any consideration other than base rent or additional rent for such Transfer, either in the form of cash, goods or services, then Tenant shall immediately pay to the Landlord an amount equivalent to fifty percent (50%) of such consideration;

(d)

that all the subtenant’s right and interest in and to the Premises absolutely terminates upon the termination, surrender, release, disclaimer or merger of this Lease notwithstanding any contrary statutory right or rule of law; and

(e)

notwithstanding anything to the contrary contained in this Lease, if the Transfer results in a Change of Control of Guarantor due to merger, consolidation or the purchase of substantially all of Guarantor’s assets, then Landlord’s consent with respect to such Change of Control of Guarantor shall not be required if all of the following are satisfied: (i) there is no Event of Default under this Lease and Guarantor is not in default under the terms of the Guaranty, (ii) Guarantor must give Landlord notice of such Transfer at least fifteen (15) Business Days before such Transfer, (iii) such Transfer is not a subterfuge for Guarantor to avoid its obligations under the Guaranty, and (iv) Guarantor’s successor shall own all or substantially all of the assets of Guarantor and shall have a tangible net worth which is at least equal to the greater of Guarantor’s tangible net worth as of the date of this Lease or Guarantor’s tangible net worth as of the day prior to the proposed merger, consolidation or purchase. Guarantor’s notice to Landlord shall include information and documentation evidencing such Transfer and showing that each of the conditions contained in this subparagraph (e) have been satisfied.

11.4	Corporate Records

Upon the Landlord's request, the Tenant shall: (a) deliver a certificate by one of its senior officers setting forth the details of its corporate and capital structure; and (b) make available to the Landlord or its representatives all of its applicable corporate or partnership records, as the case may be, for inspection at all reasonable times, in order to ascertain whether any Change of Control for which Landlord has consent rights has occurred. Tenant’s obligations under the immediately preceding sentence shall be deemed to be satisfied if Tenant’s voting securities are listed on a recognized securities exchange and Tenant makes such financial information requested by Landlord pursuant to the immediately preceding sentence (or the Securities Exchange Commission’s required filings containing the relevant financial information) freely available to the public on its website.

11.5	No Advertising

The Tenant shall not advertise that the whole or any part of the Premises are available for a Transfer and shall not permit any broker or other Person to do so unless the text and format of such advertisement is approved in writing by the Landlord. No such advertisement shall contain any reference to the rental rate of the Premises.

11.6	Sales or Dispositions by Landlord

The Landlord shall have the unrestricted right to sell, transfer, lease, license, charge or otherwise dispose of all or any part of its interest in the Building or the Land or any interest of the Landlord in this Lease. In the event of any sale, transfer, lease or other disposition of the Building, the Land or this Lease, the Landlord shall thereupon, and without further agreement, be released of all liability under this Lease arising from and after such disposition. If required by the Landlord in connection with any sale, transfer, charge or other disposition the Tenant shall, within ten (10) Business Days of request, provide to the Landlord, prospective purchasers and Mortgagees and their respective agents and consultants, access to the current financial statements of the Tenant and any Guarantor.

ARTICLE 12 - ATTORNMENT, SUBORDINATION AND ESTOPPEL CERTIFICATE

12.1	Subordination and Attornment

This Lease and the rights of the Tenant in this Lease are automatically subordinate to every existing and future mortgage, charge, trust deed, financing, refinancing or collateral financing against the Premises or the Building and any renewals or extensions of or advances under them (collectively “Encumbrances”). The Tenant will, on request, attorn to and recognize as landlord the holder of any such Encumbrances or any transferee or disposee of the Building and/or Project or of an ownership or equity interest in the Building and/or Project. The Tenant will, within ten (10) Business Days after the request, sign and deliver any reasonably requested subordination non-disturbance and attornment document. The Tenant will further, upon request by Landlord or any Mortgagee, send to the Mortgagee (or its designee) copies of all notices of default, termination or both given by the Tenant to Landlord under this Lease. Without limitation of any other terms or provisions of any subordination, non-disturbance and/or attornment agreement entered into between the Tenant and any Mortgagee, in the event of any failure by Landlord to perform its obligations hereunder, any Mortgagee may, at its election, during the applicable cure period available to Landlord, cure such failure or breach for and on behalf of Landlord, and any such cure shall be deemed to be performance by Landlord hereunder.

12.2	Estoppel Certificate

Within ten (10) Business Days after a request by the Landlord, the Tenant will sign and deliver to the Landlord, any Mortgagee or to any Person with or proposing to take an interest in all or part of the Building a certificate stating that this Lease is in full force and effect, any modification to this Lease, the commencement and expiration dates of this Lease, the date to which Rent has been paid, the amount of any Security Deposit, whether there is any existing default and the particulars thereof and any other information reasonably required by the Landlord or the Person requesting the certificate including, without limitation, details with reasonable particularity respecting the financial status, credit standing and corporate organization of the Tenant and the Guarantor, if any, including current financial statements.

12.3	Attorney-in-Fact

The Tenant will execute and deliver whatever commercially reasonable instruments and certificates are requested pursuant to Sections 12.1 and 12.2. If the Tenant has not executed whatever instruments and certificates it is required to execute within ten (10) Business Days after the Landlord’s request, the Tenant irrevocably appoints the Landlord as the Tenant’s attorney in-fact with full power and authority to execute and deliver in the name of the Tenant, any of those instruments or certificates or, the Landlord, may, at its option, avail itself of all remedies under Article 13 without the requirement to provide further Notice and without incurring any liability.

ARTICLE 13 - DEFAULT

13.1	Event of Default

An “Event of Default”: means if and whenever:

(a)

any Rent is not paid within five (5) Business Days after the due date, provided, however, Landlord shall be obligated to give Tenant written Notice of Tenant’s failure to pay Rent within such five (5) Business Day period only once during any consecutive twelve (12) month period;

(b)	any of the Tenant's obligations under this Lease is breached (other than a breach specified in Sections 13.1(a) and 13.1(c)), and:

(i)

the breach is not remedied within thirty (30) days after written Notice from the Landlord to the Tenant specifying particulars of the breach (or such shorter period as may be expressly provided in this Lease or Applicable Law), or

(ii)

if thirty (30) days is not a reasonable time to remedy the breach, the Tenant has not commenced diligently to remedy the breach within thirty (30) days after the written Notice or is not proceeding diligently to remedy the breach within a reasonable time.

(c)	any of the following events occurs:

(i)

the Tenant or a Person carrying on business in any part of the Premises, or a Guarantor becomes bankrupt or insolvent or avails itself of the benefit of any statute respecting insolvency or bankruptcy or makes any proposal, assignment or arrangement with its creditors;

(ii)

a receiver or manager is appointed for all or any part of the property of the Tenant or of another Person carrying on business in the Premises, or of an Guarantor or any of the Tenant's assets are taken or seized under a writ of execution, assignment, charge or other security instrument;

(iii)	steps are taken for the dissolution, winding up or other termination of the Tenant's or the Guarantor's existence or for the liquidation of their respective assets;

(iv)

the Tenant or the Guarantor makes a bulk sale of assets regardless of where they are situated or moves or commences, attempts or threatens to move its goods, chattels and equipment out of the Premises (other than in the normal course of its business);

(v)	the Tenant abandons the Premises; or

(vi)	the Tenant effects a Transfer that is not permitted under this Lease.

13.2	Remedies

If and whenever an Event of Default occurs, the Landlord shall have the following rights and remedies, exercisable immediately and without further Notice and at any time while the Event of Default continues:

(a)

to terminate this Lease and re-enter the Premises. The Landlord may remove all Persons and property from the Premises and store such property at the expense and risk of the Tenant or sell or dispose of such property in such manner as the Landlord sees fit without Notice to the Tenant. Notwithstanding any termination of this Lease, the Landlord shall be entitled to receive Rent and all Sales Tax up to the time of termination plus accelerated Rent as provided in this Lease and damages including, without limitation: (i) damages for the loss of Rent suffered by reason of this Lease having been prematurely terminated; (ii) costs of reclaiming, repairing and re-leasing the Premises; and (iii) legal fees and costs and expenses;

(b)

to enter the Premises as agent of the Tenant and to relet the Premises for whatever length of time and on such terms as the Landlord in its discretion may determine including, without limitation, the right to: (i) take possession of any property of the Tenant on the Premises; (ii) store such property at the expense and risk of the Tenant; (iii) sell or otherwise dispose of such property in such manner as the Landlord sees fit; and (iv) make alterations to the Premises to facilitate the reletting. The Landlord shall receive the rent and proceeds of sale as agent of the Tenant and shall apply the proceeds of any such sale or reletting first, to the payment of any expenses incurred by the Landlord with respect to any such reletting or sale, second, to the payment of any indebtedness of the Tenant to the Landlord other than Rent and third, to the payment of Rent in arrears, with the residue to be held by the Landlord and applied to payment of future Rent as it becomes due and payable. The Tenant shall remain liable for any deficiency to the Landlord;

(c)

to remedy or attempt to remedy the Event of Default for the account of the Tenant and to enter upon the Premises for such purposes. The Landlord shall not be liable to the Tenant for any loss, injury or damages caused by acts of the Landlord in remedying or attempting to remedy the Event of Default. The Tenant shall pay to the Landlord, on demand, all expenses incurred by the Landlord in remedying the Event of Default, together with the Landlord’s five percent (5%) administration fee and interest at the Stipulated Rate from the date such expense was incurred by the Landlord;

(d)

to recover from the Tenant all damages, costs and expenses incurred by the Landlord as a result of the Event of Default including any deficiency between those amounts which would have been payable by the Tenant for the portion of the Term following such termination and the net amounts actually received by the Landlord during such period of time with respect to the Premises;

(e)

to recover from the Tenant the full amount of the current month's Rent together with the next three (3) months' installments of Rent, which shall immediately become due and payable as accelerated rent;

(f)	to withhold or suspend payment of sums the Landlord would otherwise be obligated to pay to the Tenant under this Lease or any other agreement;

(g)

to require all future payments to be made by cashier’s check, money order or wire transfer after the first time any check is returned for insufficient funds, or the second time any sum due hereunder is more than ten (10) Business Days late; and

(h)	to apply any Security Deposit as permitted under this Lease.

(i)

the Landlord may exercise all of its remedies as may be permitted by law including without limitation, terminating this Lease, re-entering the Premises and removing all persons and property therefrom, which property may be stored by the Landlord at a warehouse or elsewhere at the risk, expense and for the account of the Tenant. If the Landlord elects to terminate this Lease or terminate the Tenant’s right to possession of the Premises, the Landlord shall be entitled to recover from the Tenant the aggregate of all amounts permitted by law, including but not limited to (i) the worth at the time of award of the amount of any unpaid Rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that the Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate the Landlord for all the detriment proximately caused by the Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, tenant improvement expenses, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and (v) at the Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. As used in items (i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest of the greater of 18%, or the maximum amount of such interest permitted by law. As used in item (iii), above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

The Tenant agrees that no Notice of an Event of Default or of a breach of any covenant or condition in this Lease will be considered void or ineffective as a result of a minor or technical inaccuracy or error.

13.3	Remedies Generally

Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises or the Landlord’s exercise of any other remedy either as provided herein or otherwise, shall not relieve the Tenant of its liabilities and obligations under this Lease, including, without limitation, the Tenant’s liability for the payment of Rent or any other damages the Landlord may incur by reason of the Tenant’s breach. In addition, the Tenant shall not be relieved of its liabilities under this Lease or be entitled to any damages hereunder based upon minor or immaterial errors in the exercise of the Landlord’s remedies. The remedies under this Lease are cumulative and may be exercised independently or in combination with others. No remedy is exclusive or dependent on any other remedy. The specifying or use of a remedy under this Lease does not limit rights to use other remedies available to the Landlord generally at law or in equity.

13.4	Mitigation of Damages

Upon termination of the Tenant’s right to possess the Premises, the Landlord shall, only to the extent required by Applicable Laws, use objectively reasonable efforts to mitigate damages by reletting the Premises. The Landlord shall not be deemed to have failed to do so if the Landlord refuses to lease the Premises to a prospective new tenant with respect to whom the Landlord would be entitled to withhold its consent pursuant to Section 11.1, or who (a) is an affiliate, parent or subsidiary of the Tenant; (b) is not acceptable to any Mortgagee of the Landlord; (c) requires improvements to the Premises to be made at the Landlord’s expense; or (d) is unwilling to accept lease terms then proposed by the Landlord, including: (i) leasing for a shorter or longer term than remains under this Lease; (ii) re-configuring or combining the Premises with other space, (iii) taking all or only a part of the Premises; and/or (iv) changing the use of the Premises. Notwithstanding the Landlord’s duty to mitigate its damages as provided herein, the Landlord shall not be obligated (1) to give any priority to reletting the Tenant’s space in connection with its leasing of space in the Building or any complex of which the Building is a part, or (2) to accept below market rental rates for the Premises or any rate that would negatively impact the market rates for the Building. To the extent that the Landlord is required by Applicable Laws to mitigate damages, the Tenant must plead and prove by clear and convincing evidence that the Landlord failed to so mitigate in accordance with the provisions of this Section 13.4, and that such failure resulted in an avoidable and quantifiable detriment to the Tenant.

13.5	Intentionally Omitted.

ARTICLE 14 – INSURANCE AND INDEMNITY

14.1	Tenant's Insurance

(a)

The Tenant shall, throughout the period that the Tenant is given possession of the Premises and during the entire Term, at its sole cost and expense, take out and keep in full force and effect, the following insurance:

(i)

all-risk property insurance (including but not limited to sprinkler leakage, flood, earthquake and collapse coverage) in an amount equal to the full replacement cost thereof upon property of every description and kind owned by the Tenant or for which the Tenant is liable, or installed by or on behalf of the Tenant and which is located within the Building or Land including, without limitation, Leasehold Improvements, tenant's fixtures, the Tenant's inventory, furniture and personal property provided that (1) with respect to flood and earthquake risks, such coverage shall be as close to full replacement cost value as permitted under typical commercial policies in the area of the Premises, and (2) if there is a dispute as to the amount which comprises full replacement cost, the decision of the Landlord or any Mortgagee shall be conclusive;

(ii)

business interruption insurance in such amount as will reimburse the Tenant for direct or indirect loss of earnings attributable to all perils insured against in Sections 14.1(a)(i) and 14.1(a)(iv) and other perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or the Land, Building and Project as a result of such perils;

(iii)

commercial general liability insurance, including property damage and bodily injury and personal injury liability, tenant's legal liability, non-owned automobile liability, contractual liability, and employers’ liability. Such policies shall be written on a comprehensive basis with inclusive limits of not less than Five Million Dollars ($5,000,000) per occurrence for bodily injury to any one or more persons, or property damage (provided, however, that the maximum liability for “tenant’s legal liability” insurance shall not exceed $1,000,000 per occurrence), and such higher limits as the Landlord, acting reasonably, or its Mortgagee requires from time to time, and shall contain a severability of interests clause and a cross-liability clause;

(iv)

if applicable, broad form comprehensive boiler and machinery insurance on a blanket repair and replacement basis with limits for each accident in an amount not less than the full replacement cost of all Leasehold Improvements and of all boilers, pressure vessels, air-conditioning equipment and miscellaneous electrical apparatus owned or operated by the Tenant or by others (other than the Landlord) on behalf of the Tenant in or serving the Premises;

(v)

if applicable, standard owner’s form automobile policy providing third party liability insurance with Two Million Dollars ($2,000,000) inclusive limits, and accident benefits insurance covering all licensed vehicles owned or operated by or on behalf of the Tenant; and

(vi)

any other form of insurance which the Landlord, acting reasonably, or the Mortgagee requires from time to time in form, in amounts and for risks against which a prudent tenant would insure. So long as the coverage afforded Landlord, the other additional insureds and any designees of Landlord shall not be reduced or otherwise adversely affected, all or part of Tenant’s insurance may be carried under a blanket policy covering the Premises and any other of Tenant’s locations, or by means of a so called “umbrella” policy.

(b)

All policies shall be taken out with insurers acceptable to the Landlord; shall be in a form satisfactory from time to time to the Landlord which form may include a reasonable deductible, the amount of which will be subject to the Landlord's approval, which approval may not be unreasonably withheld, shall be non-contributing with and shall apply only as primary and not as excess to any other insurance available to the Landlord or the Mortgagee, shall not be invalidated as respects the interests of the Mortgagee by reason of any breach or violation of any warranties, representations or conditions contained in the policies. All policies shall contain an undertaking by the insurers to notify the Landlord and the Mortgagee in writing not less than thirty (30) days prior to any material change, cancellation or termination thereof, and, in respect of Sections 14.1(a)(i), 14.1(a)(ii) and 14.1(a)(iv), contain a waiver of subrogation and incorporate a Mortgagee's standard mortgage clause. The Landlord, its designated property manager and any Mortgagee shall be named as additional insureds under Section 14.1(a)(iii) and as loss payee under Sections 14.1(a)(i) and 14.1(a)(iv).

(c)

Certificates of insurance issued by the Tenant’s broker or insurer will be delivered to the Landlord as soon as practicable after the placing of the required insurance and in any event at least ten (10) days prior to the effective date of coverage. Provided that no review or approval of any such insurance certificate by the Landlord shall derogate from or diminish the Landlord's rights or the Tenant's obligations contained in this Article.

(d)

If the Tenant fails to take out or keep in force any insurance referred to in this Section 14.1, or should any such insurance not be approved by either the Landlord or the Mortgagee and should the Tenant not commence to diligently rectify (and thereafter proceed to diligently rectify) the situation within twenty-four (24) hours after written Notice by the Landlord to the Tenant (stating, if the Landlord or the Mortgagee does not approve of such insurance, the reasons therefor), the Landlord has the right without assuming any obligation in connection therewith to effect such insurance at the sole cost of the Tenant and all outlays by the Landlord shall be paid by the Tenant to the Landlord on demand as Additional Rent without prejudice to any other rights and remedies of the Landlord under this Lease.

(e)

The Tenant agrees that in the event of damage or destruction to the Leasehold Improvements in the Premises covered by insurance pursuant to Sections 14.1(a)(i) and 14.1(a)(iv), the Tenant shall use the proceeds of such insurance for the purpose of repairing or restoring such Leasehold Improvements save and except if the Landlord has terminated this Lease in which case the Tenant shall forthwith pay to the Landlord all of its insurance proceeds relating to the Leasehold Improvements in the Premises. In the event of damage to or destruction of the Land, Building and/or Project entitling the Landlord to terminate this Lease pursuant to Sections 10.1 and 10.3, then if the Premises have also been damaged or destroyed and this Lease is terminated, the Tenant shall forthwith pay to the Landlord all of its insurance proceeds relating to the Leasehold Improvements in the Premises and if the Premises have not been damaged or destroyed, the Tenant shall upon demand deliver to the Landlord in accordance with the provisions of this Lease the Leasehold Improvements and the Premises.

14.2	Increase in Insurance Premiums

The Tenant shall not keep, use, sell or offer to sell in or upon the Premises any article which may be prohibited by any fire insurance policy in force from time to time covering the Premises, Land, Building or Project. If:

(a)	the occupation of the Premises (or Tenant’s vacating of the Premises);

(b)	the conduct of business in the Premises; or

(c)	any act or omission of the Tenant in the Land or Building or any part thereof;

causes or results in any increase in premiums for the insurance carried from time to time by the Landlord with respect to the Land, Building or Project, the Tenant shall pay any such increase in premiums as Additional Rent forthwith upon demand by the Landlord. In determining whether increased premiums are caused by or result from the use or occupancy of the Premises, a schedule issued by the organization computing the insurance rate on the Land, Building or Project showing the various components of such rate shall be conclusive evidence of the several items and charges which make up such rate. The Tenant shall comply promptly with all requirements of any insurer now or hereafter in effect pertaining to or affecting the Premises, Land, Building or Project.

14.3	Cancellation of Insurance

If any insurance policy upon the Land, Building or Project or any part thereof shall be cancelled or shall be threatened by the insurer to be cancelled or the coverage thereunder reduced in any way by the insurer by reason of the use or occupation or vacating of the Premises or any part thereof by the Tenant or by any assigns or sub-tenant of the Tenant or any occupant of the Premises, or by anyone permitted by the Tenant to be upon the Premises, the Tenant shall remedy the condition giving rise to cancellation, threatened cancellation or reduction of coverage within twenty-four (24) hours after written Notice thereof by the Landlord. In the event the Tenant fails to remedy as provided in this Section 14.3, the Landlord may, at its option, terminate this Lease by leaving upon the Premises Notice in writing and thereupon Rent and any other payments for which the Tenant is liable under this Lease shall be apportioned and paid in full to the date of such termination and the Tenant shall immediately deliver up possession of the Premises to the Landlord and the Landlord may re-enter and take possession of the same.

14.4	Loss or Damage

The Landlord shall not be liable for any death or injury arising from or out of any occurrence in, upon, at or relating to the Land, Building or Project, or damage to property of the Tenant or of others located on the Premises or elsewhere in the Land, Building or Project, nor shall it be responsible for any loss of or damage to any property of the Tenant or others from any cause whatsoever, except to the extent any such death, injury, loss or damage which results from the gross negligence of the Landlord, its agents, servants or employees or other persons for whom it may be in law responsible and provided that in no event shall the Landlord be responsible for any loss, injury or damage contemplated by Section 14.7(b), or for any indirect or consequential damages sustained by the Tenant or others. Without limiting the generality of the foregoing, but subject to the exceptions to the limitation of the liability of the Landlord set out herein, the Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, dampness, falling plaster, falling ceiling tile, falling ceiling fixtures (including part or all of the ceiling T grid system) and diffuser coverings, or from steam, gas, electricity, water, rain, flood, snow or leaks from any rentable premises or the parking facilities or from the pipes, sprinklers, appliances, plumbing works, roof, windows or subsurface of any floor or ceiling of the Building or from the street or any other place or by any other cause whatsoever. The Landlord shall not be liable for any such damage caused by other persons in the Building or by occupants of adjacent property thereto, or the public, or caused by construction or by any private, public or quasi-public work. All property of the Tenant kept or stored on the Premises shall be so kept or stored at the risk of the Tenant only and the Tenant shall indemnify the Landlord and each other Indemnified Party and save it harmless from any claims arising out of any damage to the same including, without limitation, any subrogation claims by the Tenant's insurers.

14.5	Landlord's Insurance

As a component of Operating Costs, the Landlord shall at all times throughout the Term carry:

(a)

insurance on the Building and/or Project (excluding the foundations and excavations) and the machinery, boilers and equipment contained therein or servicing the Building and/or Project and owned by the Landlord or the owners of the Land and Building (specifically excluding any property with respect to which the Tenant is obliged to insure pursuant to Section 14.1 or similar sections of their respective leases) against damage by fire and extended perils or all-risks coverage;

(b)	commercial general liability and property damage insurance with respect to the Landlord's operations in the Land, Building or Project;

(c)

loss of rental income insurance, or loss of insurable gross profits commonly insured against by prudent landlords, including loss of all rentals receivable from tenants in the Building and/or Project in accordance with the provisions of their leases, including base rent and additional rent; and

(d)	such other form or forms of insurance as the Landlord or the Mortgagee reasonably considers advisable.

Such insurance shall be in such reasonable amounts and with such reasonable deductibles as would be carried by a prudent owner of a reasonably similar industrial building, having regard to size, age and location. Notwithstanding the Landlord's covenant contained in this Section 14.5, and notwithstanding any contribution by the Tenant to the cost of insurance premiums provided herein, the Tenant acknowledges and agrees that no insurable interest is conferred upon the Tenant under any policies of insurance carried by the Landlord, and the Tenant has no right to receive any proceeds of any such insurance policies carried by the Landlord.

14.6	Indemnification

(a)

Except as provided in Section 14.7(a) but notwithstanding any other provision of this Lease, the Tenant shall defend, indemnify and save harmless the Landlord and Landlord’s affiliates, members, managers, principals, partners, officers, directors, employees, lenders and agents (collectively, the “Indemnified Parties”) from and against any loss (including loss of Base Rent and Additional Rent), claims, actions, damages, liability and expenses in connection with loss of life, personal injury, damage to property or any other loss or injury whatsoever arising out of this Lease (except to the extent caused by the gross negligence or intentional misconduct of Landlord), or any occurrence in, upon or at the Premises, or the current or future occupancy or use by the Tenant or any affiliate of Tenant of the Premises or any part thereof, or any other part of the Building or the Land, or occasioned wholly or in part by any act or omission of the Tenant, any affiliate of Tenant or by anyone permitted to be on the Premises or the Building or the Land by the Tenant. If the Landlord (or any other Indemnified Party) shall, without fault on its part, be made a party of any litigation commenced by or against the Tenant or any affiliate of Tenant, then the Tenant shall protect, indemnify and hold the Landlord (and/or such other Indemnified Party) harmless and shall pay all costs, expenses and reasonable legal fees incurred or paid by the Landlord (and/or such other Indemnified Party) in connection with such litigation. Such indemnification in respect of any such breach, violation or non-performance, damage to property, injury or death to person or persons shall survive any expiration or earlier termination of this Lease and without limiting the generality of the foregoing, shall indemnify and hold the Landlord and each other Indemnified Party harmless from and against any claims arising herein. The Tenant shall also pay all costs, expenses and legal fees that may be incurred or paid by the Landlord or any other Indemnified Party in reasonably enforcing the terms, covenants and conditions in this Lease unless a court of law having jurisdiction shall decide otherwise.

(b)

Landlord hereby agrees to indemnify, defend and hold Tenant and any Tenant Related Party harmless from and against any and all claims for property damage, personal injury or any other matter arising, claimed, charged or incurred against or by Tenant or any of any Tenant Related Party in connection with or relating to any event, condition, matter or thing which occurs in, at or about the Property to the extent due to the gross negligence or willful misconduct of Landlord or any of the Indemnified Parties. Notwithstanding anything to the contrary contained herein, Tenant hereby waives all claims against and releases Landlord and the Indemnified Parties from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (i) Force Majeure, (ii) acts of third parties, (iii) the items as described in Section 14.4 above, (iv) the inadequacy or failure of any security or protective services, personnel or equipment, or (v) any other cause except the gross negligence or intentional misconduct of Landlord.

14.7	Limitations of Liability

(a)

Landlord waives and shall cause its insurer to waive all loss, claims, actions, damages, liability and expenses in respect of any loss, injury or damage insured by the Landlord under Sections 14.5(a) and 14.5(c) to the extent of any recovery by the Landlord under such insurance; and

(b)

Tenant waives and shall cause its insurer to waive all loss, claims, actions, damages, liability and expenses in respect of any loss, injury or damage to property insured or required to be insured by the Tenant under Sections 14.1(a)(i), 14.1(a)(ii) and 14.1(a)(iv); and

(c)

For the purposes of the waivers in this Section 14.7, any deductible with respect to a party’s insurance shall be deemed to be covered and recoverable by such party under valid and collectible policies of insurance.

14.8	Third Party Insurance

Tenant shall monitor the insurance coverage of all contractors, vendors and subcontractors (individually and collectively, “Tenant Contractors”), which coverage shall be at the expense of such Tenant Contractors. Except as otherwise expressly approved by Landlord in writing, Tenant shall require that all Tenant Contractors performing any work or services at or about the Property maintain insurance coverage with coverage and limits acceptable to Landlord, in Landlord’s reasonable discretion, and, in no event shall such coverage be less than following types and minimum amounts:

(i)     Worker’s Compensation insurance in accordance with all Applicable Laws;

(ii)     Employer’s Liability insurance in a minimum amount of $500,000 each accident; $500,000 disease, policy limit; $500,000 disease, per employee;

(iii)    Broad form commercial general liability insurance naming Landlord and Tenant and any other interests required by Landlord, including, but not limited to, any Mortgagee and all Indemnified Parties as additional insureds. Tenant Contractors, except as noted below, will provide coverage in an amount of at least $2,000,000 per occurrence and aggregate. Except as otherwise expressly approved by Landlord in writing, all Tenant Contractors’ policies will be broad form and shall include contractual liability, personal injury protection and completed operations coverage. Such contractors’ policies will be primary and non- contributory with respect to any insurance maintained by or in any way available to Landlord, each of its Mortgagees, all Indemnified Parties, or Tenant;

(iv)     Auto liability insurance (in a minimum amount of $1,000,000 as a combined single limit) covering owned, hired and non-owned vehicles; and

(v)     Property insurance coverage for tools and equipment brought onto and/or used on the Property by the Tenant Contractor in an amount equal to the replacement cost of all such tools and equipment. The Landlord shall have no responsibility and/or liability for any loss, damage, destruction, disappearance and/or theft of any such property and equipment.

Tenant shall cause such Tenant Contractors (prior to entering the Property) to provide Landlord with evidence reasonably acceptable to Landlord that such Tenant Contractors carry such insurance and that such insurance is in full force and effect.

ARTICLE 15 - ENVIRONMENTAL MATTERS

15.1	Use of Hazardous Substances

The Tenant, its agents, contractors and those for whom the Tenant is in law responsible, shall not cause or permit any Hazardous Substances to be brought upon, created, formed, kept or used in or about the Premises, Building, Land or Project without the prior written consent of the Landlord and except in compliance with all Environmental Laws. The Tenant shall further ensure that its employees are trained with respect to the identification, storage, and handling of all Hazardous Substances that are brought onto the Premises.

15.2	List of Hazardous Substances

Prior to the Commencement Date, the Tenant will provide a list of all Hazardous Substances that the Tenant will use at the Premises for the Landlord’s prior written consent. This list will be updated and submitted to the Landlord within fifteen (15) days of written request by the Landlord or its environmental consultant; however, this shall not relieve the Tenant from obtaining the Landlord’s prior written consent of any Hazardous Substances to be brought onto the Premises, Building, Land or Project in accordance with Section 15.1.

15.3	Compliance with Environmental Laws

(a)

During the Term (including all applicable Renewal Terms), the Tenant shall at the Tenant’s own expense comply with all Environmental Laws with respect to the Premises and shall make, obtain and deliver all reports and studies as required by any governmental agency, authority or any Environmental Laws with respect to the Premises.

(b)

The Tenant shall promptly notify the Landlord if it suspects Contamination or threatened Contamination in, under or around the Premises. “Contamination” means the existence or any release or disposal of a Hazardous Substance or biological or organic contaminant, including any such contaminant which could adversely impact air quality, such as mold, fungi or other bacterial agents in, on, under, at or from the Premises, the Building or the Land which may result in any liability, fine, use restriction, cost recovery lien, remediation requirement, or other government or private party action or imposition affecting the Landlord or the Landlord’s officers, directors, managers, members, partners, shareholders, employees, agents, asset or property managers, or lenders. For purposes of this Lease, claims arising from Contamination shall include diminution in value, restrictions on use, adverse impact on leasing space, and all costs of site investigation, remediation, removal and restoration work, including response costs under CERCLA and similar statutes.

(c)

The Tenant authorizes the Landlord to make inquiries from time to time of any governmental agency or authority in order to determine the Tenant’s compliance with the Environmental Laws. The Tenant covenants and agrees that it will from time to time provide to the Landlord such written authorization as the Landlord may reasonably require in order to facilitate the obtaining of such information.

(d)

The Tenant shall immediately advise the Landlord of any breach of any part of this Article or if any governmental agency or authority issues an order, notice, cancellation, amendment, charge, violation, ticket or other document concerning the release, investigation, clean up, remediation or abatement of any Hazardous Substances. The Tenant shall promptly notify in writing both the Landlord and the proper governmental authority of any discharge, release, leak, spill or escape into the environment of any Hazardous Substances at, to or from the Premises, Building, Land or Project.

(e)

Upon request by the Landlord from time to time, the Tenant shall provide to the Landlord a certificate executed by a senior officer of the Tenant certifying ongoing compliance by the Tenant with its covenants contained herein.

15.4	Inspection of Premises

The Landlord or its agents, employees, representatives or environmental consultant may inspect the Premises from time to time with reasonable prior Notice (which may be oral), in order to verify the Tenant’s compliance with the Environmental Law and the requirements of this Lease respecting Hazardous Substances. If the inspections or environmental assessments reveal the presence of Hazardous Substances, then the Tenant shall pay as Additional Rent any costs incurred by the Landlord in making such inspections or environmental assessments, plus the Landlord’s five percent (5%) administration fee. If, further to such inspection, the Landlord determines acting reasonably, that an Environmental Audit is required, the Landlord and its agent shall be entitled to conduct an Environmental Audit immediately, and the Tenant shall provide access to the Landlord and its agent for the purpose of conducting an Environmental Audit. Such Environmental Audit shall be at the Tenant’s expense plus the Landlord’s five percent (5%) administration fee, payable as Additional Rent, and the Tenant shall, at its expense and subject to Section 15.5, forthwith remedy any problems identified by the Environmental Audit, and shall ensure that it complies with all of its covenants herein.

15.5	Clean Up or Removal

If the Landlord or any government authority shall require the clean up or removal of any Hazardous Substances held, created, formed, released, spilled, abandoned or placed upon the Premises, Building, Land or Project or released into the environment by the Tenant in the course of the Tenant’s business or as a result of the Tenant’s use or occupancy of the Premises, then the Tenant shall, at its own expense, prepare and submit for approval all necessary studies, plans and proposals, shall provide all bonds and other security required by governmental authorities and shall forthwith carry out the work required. The Tenant shall keep the Landlord fully informed of the progress of the matter and shall provide to the Landlord full information with respect to proposed plans and comply with the Landlord’s reasonable requirements with respect to such plans. The Tenant further agrees that the Landlord may, at its option, elect to undertake such work or any part thereof at the cost and expense of the Tenant, plus the Landlord’s five percent (5%) administration fee.

15.6	Ownership of Hazardous Substances

If the Tenant creates or brings to the Premises, Building, Land or Project any Hazardous Substances or if the conduct of the Tenant’s business shall cause there to be any Hazardous Substances at the Premises, Building, Land or Project then, notwithstanding any rule of law to the contrary, such Hazardous Substances shall be and remain the sole and exclusive property of the Tenant and shall not become the property of the Landlord notwithstanding the degree of affixation to the Premises, Building, Land or Project of the Hazardous Substances, and notwithstanding the expiration or earlier termination of this Lease.

15.7	Indemnity

The Tenant will defend and indemnify the Landlord and all Indemnified Parties, and those for whom the Landlord is in law responsible, and save them harmless from every loss, cost, claim, expense, fine, penalty, prosecution or alleged infraction which they, or any of them, suffer or suffers as a result of (i) any Contamination or threatened Contamination in, under or around the Premises, (ii) any violation of Environmental Laws or the failure to hold or comply with any permit, license or similar authorization required to operate, construct, occupy, operate or use the Premises under Environmental Laws, (iii) the use, handling, manufacturing, generation, production, storage or processing of any Hazardous Substance in, under or around the Premises, (iv) any third party personal injury, wrongful death or property loss or damage, claim, action or demand under any Environmental Laws and relating to operations undertaken in, under or around the Premises (in each of clauses (i) through (iv) only occurring during the Term of this Lease), or (v) the Tenant’s breach of any of its obligations under this Article 15. For avoidance of doubt, and notwithstanding any other term or condition of this Lease, this Lease does not impose an indemnity or other obligation on Tenant (other than the obligation to not exacerbate such Contamination and to reasonably cooperate with Landlord and any applicable governmental authorities in connection with testing, remediation and removal of Contamination or any Hazardous Substance at the Premises) for Contamination occurring prior to the Commencement Date. In addition, the Tenant will pay to the Landlord, as Additional Rent, all costs incurred by the Landlord in doing any clean-up, restoration or other remedial work as a consequence of the Tenant’s failure to comply with any of its obligations under this Article 15, plus the Landlord’s five percent (5%) administration fee. The Tenant’s obligations under this Article 15 shall survive the expiration of the Term or earlier termination of this Lease.

ARTICLE 16 - GENERAL PROVISIONS

16.1	General Rules of Interpretation

(a)

Obligations as Covenants: Each obligation of the Landlord and the Tenant in this Lease shall be considered a covenant for all purposes. If the Tenant has failed to perform any of its obligations under this Lease, such obligations shall survive the expiration or other termination of this Lease.

(b)	Time: Time is of the essence of this Lease.

(c)

Number, Gender: The grammatical changes required to make the provisions of this Lease apply in the plural sense where the Tenant comprises more than one Person and to individuals (male or female), partnerships, corporations, trusts or trustees will be assumed as though in each case fully expressed.

(d)

Liability of Tenant: If the Tenant consists of more than one Person, the covenants of the Tenant shall be joint and several covenants of each such Person. If the Tenant is a partnership, each Person who is presently a partner of the partnership and each Person who becomes a member of any successor partnership shall be and continue to be bound jointly and severally for the performance of and shall be and continue to be subject to all of the provisions, obligations and conditions of this Lease, whether or not such Person ceases to be a member of such partnership or successor partnership and whether or not such partnership continues to exist.

(e)

Governing Law: This Lease shall be governed by and construed under the Applicable Laws of the jurisdiction in which the Building is located and the parties attorn and submit to the jurisdiction of the courts of such jurisdiction.

(f)	Headings: The headings of the Articles and Sections are included for convenience only, and shall have no effect upon the construction or interpretation of this Lease.

(g)

Effect of Exculpation: Any and all exculpatory provisions, releases and indemnities included in this Lease for the benefit of the Landlord are intended also to benefit the Mortgagees, any owner or lessor with an interest in the Building prior to the Landlord, asset managers and property managers of the Landlord, and the officers, directors, shareholders, employees, agents, members, managers, and partners of each one of them.

(h)

Severability: Should any provision of this Lease be or become invalid, void, illegal or not enforceable, such provision shall be considered separate and severable from this Lease and the remaining provisions shall remain in force and be binding upon the parties hereto as though such provision had not been included.

16.2	Entire Agreement, Amendments, Waiver

This Lease contains the entire agreement between the parties with respect to the subject matter of this Lease and there are no other agreements, promises or understandings, oral or written, between the parties in respect of this subject matter (provided, that, for the avoidance of doubt, nothing set forth in this Lease shall limit or restrict any rights of Landlord against CUI Properties, LLC, pursuant to that certain Real Estate Purchase and Sale Agreement, dated as of November 20, 2018, as amended from time to time, subject to any express limitations set forth therein). This Lease may be amended only by written agreement between the Landlord and the Tenant. No electronic communications between the parties will have the effect of amending this Lease. No provisions of this Lease shall be deemed to have been waived by the Landlord or the Tenant unless such waiver is in writing signed by such party. If either the Landlord or the Tenant excuses or condones any default by the other of any obligation under this Lease, no waiver of such obligation shall be implied in respect of any continuing or subsequent default. The Landlord's receipt of Rent with knowledge of a breach shall not be deemed a waiver of any breach.

16.3	Successors

This Lease and everything herein contained shall extend to and bind the successors and assigns of the Landlord and the legal representatives, heirs, executors, administrators, successors and permitted assigns of the Tenant (as the case may be).

16.4	Holding Over

The Tenant has no right to remain in possession of the Premises after the end of the Term. If the Tenant remains in possession of the Premises after the end of the Term with the written consent of the Landlord but without entering into a new lease or other agreement then, notwithstanding any statutory provisions or legal presumption to the contrary, there shall be no tacit renewal of this Lease or the Term and the Tenant shall be deemed to be occupying the Premises as a tenant from month-to-month (with either party having the right to terminate such month-to-month tenancy at any time on not less than thirty (30) days’ written Notice, whether or not the date of termination is at the end of a rental period) at a monthly Base Rent payable in advance on the first day of the month equal to one hundred twenty-five percent (125%) of the monthly amount of Base Rent payable during the last month of the Term and otherwise upon the same terms and covenants and conditions as in this Lease insofar as these are applicable to a monthly tenancy and, for greater certainty, including liability for all Additional Rent. If the Tenant remains in possession of the Premises after the end of the Term or any extension terms(s) without the written consent of the Landlord, Tenant shall be a tenant at sufferance. In such event, Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to one hundred twenty-five percent (125%) of the monthly amount of Base Rent payable during the last month of the Term (the “Holdover Percentage”) and otherwise upon the same terms, covenants and conditions as in this Lease, including liability for all Additional Rent. If Tenant remains in possession of the Premises in excess of thirty (30) days after the end of the Term, then commencing on the thirty-first (31st) day of such holdover, then the Holdover Percentage shall be increased to one hundred fifty percent (150%). In addition to the payment of the amounts provided above, if the Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of the Tenant’s holdover, the Tenant shall be liable to the Landlord for, and shall protect the Landlord from and indemnify and defend the Landlord against, all losses and damages, including any claims made by any succeeding tenant resulting from such failure to vacate, and any consequential damages that the Landlord suffers from the holdover.

16.5	Notices

Any notice, demand or request (“Notice”) required or permitted to be given under this Lease shall be in writing (unless otherwise expressly provided herein) and shall be deemed to have been duly given if personally delivered, delivered by courier or mailed by registered prepaid post, in the case of Notice to the Landlord, to it at the address set out in Section 1.1(a) and in the case of Notice to the Tenant, to it at the Premises, and in the case of Notice to the Guarantor, to it at the address set out in Section 1.1(c). Notice may not be given by facsimile transmission, electronic mail or any other electronic communication.

Any such Notice given in accordance with the above requirements shall be deemed to have been given, if mailed, on the fifth day following the date of such mailing or, if delivered, on the day on which it was delivered so long as such delivery was prior to 5:00 p.m. on a Business Day (and, if after 5:00 p.m. or if any such day is not a Business Day, then it shall be deemed to have been delivered on the next Business Day). Either party may from time to time by Notice change the address to which Notices to it are to be given. Notwithstanding the foregoing, during any interruption or threatened interruption in postal services, any Notice shall be personally delivered or delivered by courier. If a copy of any Notice to the Tenant is to be sent to a second address or to another Person other than the Tenant, the failure to give any such copy shall not vitiate the delivery of the Notice to the Tenant.

16.6	Recording

Neither the Tenant nor anyone on the Tenant's behalf or claiming under the Tenant (including any Transferee) shall record this Lease or any Transfer or any memorandum against the Land, Building or Project, without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion.

16.7	Secured Claims

The Tenant will ensure that no Secured Claim is recorded or filed against: (a) any part of the Building, Project or the Land; (b) the Landlord’s or any Mortgagee’s interest in any part of the Building, Project or the Land; or (c) the Tenant’s interest in the Premises or any of the Leasehold Improvements in the Premises; by any Person claiming by, through, under or against the Tenant or its contractors or subcontractors. Tenant shall promptly notify Landlord of the filing or recordation of any such Secured Claim. If a Secured Claim is recorded or filed and the Tenant fails to promptly discharge it after receipt of written Notice from the Landlord, the Landlord may discharge the Secured Claim or notice of it by paying the amount claimed to be due into court (together with whatever additional amounts are required to be paid into court to obtain its removal) or directly to the holder of the Secured Claim and the Tenant will pay to the Landlord, as Additional Rent, all costs (including legal fees) incurred by the Landlord in connection with the Secured Claim, plus the Landlord’s five percent (5%) administration fee. The Tenant shall not mortgage, charge, grant a security interest in or otherwise encumber any Leasehold Improvements. However, upon Tenant’s request, Landlord agrees to subordinate Landlord’s lien as to Tenant’s personal property, including, but not limited to, Tenant’s inventory and equipment, to the interest of Tenant’s equipment lenders or lessors, provided that such subordination shall be on a form substantially similar to the form attached hereto as Exhibit “G” or other form approved by Landlord (acting reasonably) (each, a “Landlord Subordination Agreement”).

16.8	Rules and Regulations

The Tenant shall comply and cause every Person over whom it has control to comply with the Rules and Regulations. The Landlord shall have the right from time to time to make reasonable amendments, deletions and additions to such Rules and Regulations and shall provide written Notice of same to the Tenant. If the Rules and Regulations conflict with any other provisions of this Lease, the other provisions of this Lease shall govern. The Landlord shall not be obligated to enforce the Rules and Regulations and shall not be responsible to the Tenant for failure of any Person to comply with the Rules and Regulations. The Rules and Regulations may differentiate between different types of tenants, different parts of the Building or otherwise. The Landlord agrees that it will not enforce the Rules and Regulations in a manner that is discriminatory to the Tenant.

16.9	Guarantor

In order to induce the Landlord to execute and deliver this Lease and in consideration of the execution and delivery thereof by the Landlord (the receipt and sufficiency whereof is by the Guarantor hereby acknowledged) the Tenant shall cause the Guarantor, concurrently with the execution of this Lease, to enter into the guaranty agreement in the form attached hereto as Appendix “A”. The Guarantor hereby agrees to, and it is a condition of this Lease that, the Guarantor shall execute and deliver to the Landlord the guaranty agreement attached hereto as Appendix “A”.

16.10	Force Majeure

If the Landlord or the Tenant is, in good faith, prevented from doing anything required by this Lease because of Force Majeure, the doing of the thing is excused for the period of the Force Majeure and the party prevented will do what was prevented within the required period after the Force Majeure, but this does not excuse either party from payment of amounts they are required to pay at the times specified in this Lease. The Landlord shall also be excused from the performance of any term, covenant or act required hereunder if the performance of such item would be in conflict with any directive, policy or request of any governmental or quasi-governmental authority in respect of any energy, conservation, safety or security matter.

16.11	Acceptance of Lease

The Tenant accepts this Lease of the Premises to be held by it as Tenant, subject to the provisions set out in this Lease.

16.12	Limited Recourse

The recourse of the Tenant against the Landlord shall be limited to the Landlord’s interest in the Land and Building. The Tenant shall have no recourse to any other assets of the Landlord. If the Landlord consists of more than one Person, the liability of each such Person shall be several and be limited to its percentage interest in the Building.

16.13	Counterparts

This Lease may be executed in any number of duplicate originals, all of which shall be of equal legal force and effect. Additionally, this Lease may be executed in counterparts, but shall become effective only after each party has executed a counterpart hereof; all said counterparts, when taken together, shall constitute the entire single agreement between the parties. This Lease may be executed by a party’s signature transmitted by facsimile (“fax”) or email (.PDF) or by a party’s electronic signature, and copies of this Lease executed and delivered by means of faxed or emailed copies of signatures or originals of this Lease executed by electronic signature shall have the same force and effect as copies hereof executed and delivered with original wet signatures. All parties hereto may rely upon faxed, emailed or electronic signatures as if such signatures were original wet signatures.

16.14	No Representation

No agreement, representations, warranties or conditions relating to the Premises or the contents of this Lease have been made by Landlord except as are expressly set out herein. It is understood and agreed that there have been no representations made by Landlord as to whether or not the Tenant's proposed use of the Premises is in compliance with the by-laws and regulations governing the Property. It is the Tenant's obligation to satisfy itself that its use is in compliance with the said by-laws and regulations. The Tenant acknowledges that no indemnities of the Landlord in favor of the Tenant have been given under this Lease.

16.15	Interpretation

This Lease has been negotiated and approved by the Landlord and the Tenant and, notwithstanding any rule or maxim of law or construction to the contrary, any ambiguity or uncertainty will not be construed against either Landlord or Tenant by reason of the authorship of any of the provisions contained in this Lease.

16.16	Landlord Consent

Except as otherwise specifically provided in this Lease, whenever Landlord’s consent, approval or acceptance is required under this Lease, Landlord shall not unreasonably withhold, condition, or delay such consent, approval or acceptance.

16.17	Power, Capacity and Authority

The Landlord and the Tenant covenant, represent and warrant to each other that they have the power, capacity and authority to enter into this Lease and to perform its obligations hereunder and that there are no covenants, restrictions or commitments given by it which would prevent or inhibit it from entering into this Lease.

16.18	Brokerage Fees

Tenant warrants and represents that it has not dealt with any real estate broker or agent in connection with this Lease. Tenant shall indemnify, defend and hold Landlord harmless from any cost, expense, or liability, (including, without limitation, costs of suits and reasonable attorneys’ fees) for any compensation, commission, or fees claimed by any other real estate broker or agent in connection with this Lease (including but not limited to any expansions of the Premises and renewals) or its negotiation.

16.19	OFAC

(a)

Tenant warrants and represents that Tenant is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended. Neither Tenant nor, to Tenant’s actual knowledge, any Person who owns a direct or indirect interest in Tenant (collectively, a “Tenant Related Party”) is now nor shall be at any time during the term of this Lease a Person with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Lease, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC) or otherwise.

(b)

Tenant warrants and represents that neither Tenant nor, to Tenant’s knowledge, any Tenant Related Party, (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering or any violation of any Anti-Money Laundering Laws or any violation of any Anti-Corruption Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws or under any Anti-Corruption Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws or any Anti-Corruption Laws.

(c)

For purposes of this Lease, the following terms shall have the following meanings: Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transaction; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a Financial Institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., the Money Laundering Control Act of 1986 and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Section 1956 and 1957. “Anti-Corruption Laws” shall mean any anti-corruption laws of any applicable jurisdiction including the U.S. Foreign Corrupt Practices Act, 15 U.S.C. Section 78dd-1, et seq.

(d)

Tenant shall deliver to Landlord within five (5) Business Days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant’s compliance with Sections 16.19(a) and 16.19(b) hereof. If at any time the representations set forth in either Section 16.19(a) and 16.19(b) hereof become false, Tenant shall be deemed to be in default of this Lease and Landlord shall have the right to exercise all of the remedies set forth in this Lease in the event of a Tenant default or to terminate this Lease immediately and collect damages as a result of such Tenant default.

(e)

Anything in this Lease or otherwise to the contrary notwithstanding, Tenant hereby agrees to defend, indemnify, and hold harmless Landlord, it officers, members, managers, partners, directors, agents, employees and counsel from and against any and all claims, damages, losses, risks, liabilities and expenses (including attorneys’ fees and costs) arising from or related to any breach of the representations, warranties and covenants set forth in Sections 16.19(a) and 16.19(b) of this Lease. The indemnity obligations of Tenant under this Section 16.19(e) shall survive the termination or expiration of this Lease.

16.20

No Plan Assets. Tenant warrants and represents that, as of the date hereof and throughout the Term of this Lease (a) the Tenant is not and will not be an “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Code, whether or not subject to Section 4975 of the Code, (b) none of the assets of the Tenant constitutes or will constitute “plan assets” of one or more plans described in the foregoing clause (a) within the meaning of Section 3(42) of ERISA, as modified by U.S. Department of Labor Regulation 29 C.F.R. Section 2510.3-101 and (c) transactions by or with Tenant are not and will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans, as defined in Section 3(32) of ERISA.

16.21

Waiver of Trial by Jury TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LEASE, OR THE TRANSACTIONS OR MATTERS RELATED HERETO OR CONTEMPLATED HEREBY.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have executed this Lease.

LANDLORD TAMARISK TUALATIN, LLC, a Delaware limited liability company

By:	Tamarisk EWA Industrial, LLC, a Delaware limited liability company
Its:	Sole Member

By:	EverWest Advisors AZ, LLC, a Delaware limited liability company
Its:	Manager

By:	EverWest Advisors, LLC ,
a Delaware limited liability company
Its:	Sole Member

By:	/s/ Paul Andrews
	Name:	Paul Andrews
	Title:	Executive Vice President & Chief Financial Officer

TENANT CUI, INC., an Oregon corporation

By:
Name:
Title:

IN WITNESS WHEREOF the parties hereto have executed this Lease.

LANDLORD TAMARISK TUALATIN, LLC, a Delaware limited liability company

By:	Tamarisk EWA Industrial, LLC, a Delaware limited liability company
Its:	Sole Member

By:	EverWest Advisors AZ, LLC, a Delaware limited liability company
Its:	Manager

By:	EverWest Advisors, LLC,
a Delaware limited liability company
Its:	Sole Member

By:	Name:

Title:

Tenant

CUI, INC., an Oregon corporation

By:	/s/ William J. Clough
	Name:	William J. Clough
	Title:	CEO

EXHIBIT “A”

PLAN OF PREMISES

see following page

 Exhibit “A”

Exhibit “A”

EXHIBIT “B”

LEGAL DESCRIPTION OF LAND

Lot 3, Franklin Business Park, in the City of Tualatin, County of Washington, and State of Oregon.

Exhibit “B”

EXHIBIT “C”

INTENTIONALLY OMITTED

Exhibit “C”

EXHIBIT “D”

RULES AND REGULATIONS

1.

The sidewalks, driveways, parking areas, entry passages, fire escapes and stairways, if any, shall not be obstructed by any of the tenants or used by them for any purpose other than ingress and egress to and from their respective premises. Tenants will not place or allow to be placed in the Building or Common Areas, any waste paper, dust, garbage, refuse or anything whatever that would tend to make them unclean or untidy and no vehicle shall be repaired in, on or about the Premises, Building, Land or Project or left parked outside overnight.

2.

The water closets and other water apparatus shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, ashes or other substances shall be thrown therein. Any damage resulting by misuse shall be borne by the Tenant by whom or by whose agents, servants or employees the same is caused. Tenants shall not let the water run unless it is in actual use.

3.

No tenant shall do or permit anything to be done in their respective premises or bring or keep anything therein which will in any way increase the risk of fire or violate or act at variance with the laws relating to fires or with the regulations of the Fire Department or the Board of Health.

4.	[Intentionally omitted].

5.	Nothing shall be thrown by the tenants or those for whom they are in law responsible out of windows or doors or down the passages of the Building.

6.	No birds or animals shall be kept in or about the Building, except for certified service animals.

7.

No transmitting device shall be permitted on the Premises or an aerial erected on the exterior of the Premises, Building, Land or Project, nor the use of travelling or flashing lights, signs or television or other audio-visual or mechanical devices that can be seen outside of the Premises, or loudspeakers, television, phonographs, radios or other audio-visual or mechanical devices that can be heard outside of the Premises.

8.	No one shall use the Building or any part thereof for sleeping apartments or residential purposes or for the storage of personal effects or articles other than those required for business purposes.

9.

All tenants must observe strict care not to allow their windows or doors to remain open so as to admit rain or snow or so as to interfere with the heating of the Building. Any injury or damage caused to the Building or its appointments, furnishings, heating and other appliances by reason of windows or doors being left open so as to admit rain or snow or by interferences with or neglect of the heating appliances or by reason of the tenant or other person or servant subject to it shall be made good by the tenant in whose premises the neglect, interference or misconduct occurred.

10.	No flammable oils or other flammable, dangerous or explosive materials shall be kept or permitted to be kept in any tenant's premises.

11.	No bicycles or other vehicles shall be brought within the Building except in the warehouse portion of the Premises.

12.	Tenants shall give the Landlord prompt written Notice of any accident to or any defect in the plumbing, climate control, mechanical or electrical apparatus or any other part of the Building.

13.	The parking of cars shall be subject to the reasonable regulations of the Landlord.

Exhibit “D”

14.

Tenants shall not mark, paint, drill into or in any way deface the walls, ceilings, partitions, floors or other parts of their respective premises or the Building except with the prior written consent of the Landlord as it may direct.

15.	The Tenant agrees to surrender to the Landlord on the termination of this Lease all keys to the said premises.

16.

No safes, machinery, equipment heavy merchandise or anything liable to injure or destroy any part of the Building shall be taken into the Building without the consent of the Landlord in writing, and the Landlord shall in all cases retain the power to limit the weight and indicate the place where such safe or the like is to stand, and the cost of repairing any and all damage done to the Building by taking in or putting out such safe or the like or during the time it is in the Building shall be paid for, on demand, by the tenant who so causes it. No tenant shall load any floor beyond its reasonable weight carrying capacity as set forth in the municipal or other codes applicable to the Building. No heavy equipment of any kind shall be moved within the Building without skids being placed under the same, and without the consent of the Landlord in writing.

17.

Nothing shall be placed on the outside of windows or projections of the premises. No air-conditioning equipment shall be placed at the windows of the premises without the consent in writing of the Landlord.

18.

No person may enter upon the roof of the Building without first obtaining Landlord’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and any person entering upon the roof of the Building does so at his own risk.

19.	No tenant shall be permitted to do cooking or to operate cooking apparatus except in a portion of the Building rented for that purpose.

20.	If required by the Landlord, the Tenant shall arrange and pay for pest control.

21.

There shall be no smoking cigarettes, cigars, pipes, or any other tobacco products in the premises and Building, or about the Land and Project save and except for any outside area which may be designated by the Landlord (and which area may change from time to time at the Landlord's sole discretion) for that purpose, unless prohibited by any applicable law or authority having jurisdiction.

Exhibit “D”

EXHIBIT “E”

OPTIONS TO RENEW

RENEWAL OPTIONS.

21.01.

Grant of Option; Conditions. Subject to the terms herein, Tenant shall have the right to extend the Term (the “First Renewal Option”) for one additional period of 5 years commencing on the day following the expiration of the initial Term and ending on the 5th anniversary of such date of expiration (the "First Renewal Term"), and, if Tenant properly exercised the First Renewal Option and the Term was extended as a result thereof, Tenant shall also have the right to extend the Term (the “Second Renewal Option”) for one additional period of 5 years commencing on the date following the last day of the First Renewal Term and ending on the 5th anniversary of the last day of the First Renewal Term (the "Second Renewal Term"). Throughout the remainder of this Exhibit “E”, unless specifically provided otherwise: (i) the First Renewal Option and Second Renewal Option are each referred to as a “Renewal Option,” and when such term is used in connection with an exercise of the First Renewal Option, the term “Renewal Option” shall be deemed to mean the First Renewal Option, and when such term is used in connection with an exercise of the Second Renewal Option, the term “Renewal Option” shall be deemed to mean the Second Renewal Option, and (ii) the First Renewal Term and the Second Renewal Term are each referred to as a “Renewal Term,” and when such term is used in connection with an exercise of the First Renewal Option, the term “Renewal Term” shall be deemed to mean the First Renewal Term, and when such term is used in connection with an exercise of the Second Renewal Option, the term “Renewal Term” shall be deemed to mean the Second Renewal Term.

It is agreed that Tenant may exercise a Renewal Option only if:

(a)

Landlord receives notice of exercise ("Initial Renewal Notice") (i) with respect to an exercise of the First Renewal Option, not less than 9 full calendar months prior to the expiration of the initial Term and not more than 12 full calendar months prior to the expiration of the initial Term, or (ii) with respect to an exercise of the Second Renewal Option, if applicable, not less than 9 full calendar months prior to the expiration of the First Renewal Term and not more than 12 full calendar months prior to the expiration of the First Renewal Term; and

(b)

No Event of Default exists at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice (as defined below) unless Landlord, in its sole and absolute discretion, agrees in writing to permit Tenant to exercise such Renewal Option notwithstanding such Event of Default; and

(c)

No part of the Premises is sublet (other than pursuant to a Transfer in accordance with Section 11 of the Lease) at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice; and

(d)

The Lease has not been assigned (other than pursuant to a Transfer in accordance with Section 11 of the Lease) prior to the date that Tenant delivers its Initial Renewal Notice or prior to the date Tenant delivers its Binding Notice.

21.02.	Terms Applicable to Premises During Renewal Term.

(a)

The initial Base Rent rate per rentable square foot for the Premises during the Renewal Term shall equal the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of the Lease.

Exhibit “E”

(b)

Tenant shall pay Additional Rent for the Premises during the Renewal Term in accordance with the Lease, and the manner and method in which Tenant reimburses Landlord for Tenant's share of Operating Costs and other matters shall be some of the factors considered in determining the Prevailing Market rate for the Renewal Term.

(c)	The Renewal Term shall otherwise be upon the same terms, covenants, conditions, provisions and agreements contained in the Lease, except as expressly set forth in this Exhibit “E”.

21.03.	Procedure for Determining Prevailing Market. The Prevailing Market rate shall be determined as described below.

(a)

Within 30 days after receipt of Tenant's Initial Renewal Notice, Landlord shall advise Tenant in writing of the applicable Base Rent rate for the Premises for the Renewal Term. Tenant, within 15 days after the date on which Landlord advises Tenant of the Base Rent rate for the Renewal Term, shall either (i) give Landlord final binding written notice ("Binding Notice") of Tenant's exercise of its Renewal Option, or (ii) if Tenant disagrees with Landlord's determination, provide Landlord with written notice of rejection (the "Rejection Notice"). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 15-day period, Tenant's Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice within such 15-day period, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice within such 15-day period, Landlord and Tenant shall work together in good faith for a period of 15 days (the “Prevailing Market Discussion Period”) to agree upon the Prevailing Market rate for the Premises for the Renewal Term. Upon agreement, Tenant shall provide Landlord with Binding Notice and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof.

(b)

If Landlord and Tenant fail to agree upon the Prevailing Market rate prior to expiration of the Prevailing Market Discussion Period, Tenant, by written notice to Landlord (the "Broker Notice") within 5 days after the expiration of such Prevailing Market Discussion Period, shall have the right to have the Prevailing Market rate determined in accordance with the following procedures. Upon Tenant’s delivering the Broker Notice to Landlord, Tenant shall be deemed to have irrevocably exercised the Renewal Option. If Tenant fails to timely deliver the Broker Notice to Landlord, Tenant's Renewal Option shall be deemed to be null and void and of no further force and effect. If Tenant provides Landlord with a timely Broker Notice, Landlord and Tenant, within 10 days after delivery of the Broker Notice, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate (collectively referred to as the "Estimates"). If the higher Estimate is less than or equal to 103% of the lower Estimate, the Prevailing Market rate shall be the average of the Estimates.

Exhibit “E”

(c)

If the Prevailing Market rate is not resolved by the exchange of Estimates, Landlord and Tenant, within 7 days after the exchange of Estimates, shall each select a real estate broker to determine which of the two Estimates more closely reflects the Prevailing Market rate. Each real estate broker selected by either Landlord or Tenant shall be a broker licensed in Oregon, with at least 10 years of continuous experience in the Tualatin/Sherwood, Oregon commercial leasing market, and shall have a working knowledge of current rental rates and practices for industrial properties in the Tualatin/Sherwood, Oregon market area. Upon selection, Landlord's and Tenant's real estate brokers shall work together in good faith to agree upon which of the two Estimates more closely reflects the Prevailing Market rate for the Premises for the Renewal Term. The Estimate chosen by such real estate brokers shall be binding on both Landlord and Tenant as the Prevailing Market rate for the Premises during the Renewal Term. If either Landlord or Tenant fails to appoint a real estate broker within the 7-day period referred to above, the real estate broker appointed by the other party shall be the sole real estate broker for the purposes hereof and shall determine which Estimate more closely reflects the Prevailing Market rate for the Premises. If the two real estate brokers cannot agree upon which of the two Estimates more closely reflects the Prevailing Market rate within 15 days after their appointment, then, within 10 days after the expiration of such 15-day period, the two real estate brokers shall select a third real estate broker meeting the aforementioned criteria. If the two (2) real estate brokers cannot agree on the third real estate broker, then the third real estate broker shall be selected by application to the Presiding Judge of the Circuit Court of Washington County, Oregon. Once the third real estate broker has been selected as provided for above, then, as soon thereafter as practicable, but in any case, within 14 days, the third real estate broker shall make his or her determination of which of the two Estimates more closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Prevailing Market rate for the Premises during the Renewal Term. The parties shall share equally in the costs of the third real estate broker. Any fees of any real estate broker, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such real estate broker, counsel or expert.

(d)

If the Prevailing Market rate has not been determined by the commencement date of the applicable Renewal Term, Tenant shall pay Base Rent upon the terms and conditions in effect for the Premises during the final month of the initial Term (if in connection with an exercise of the First Renewal Option) or during the final month of the First Renewal Term (if in connection with an exercise of the Second Renewal Option) until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the applicable Renewal Term for the Premises. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within 30 days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments until the entire amount of such overpayment has been credited against Base Rent.

21.04.

Renewal Amendment. If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the "Renewal Amendment") to reflect changes in the Base Rent, Term, and other appropriate terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after receipt of the Binding Notice (or if decided by the third real estate broker pursuant to Section 1.03, within a reasonable time after such broker’s determination) and Tenant shall execute and return the Renewal Amendment to Landlord within 15 days after Tenant's receipt of same, but, upon final determination of the Prevailing Market rate applicable during the Renewal Term as described herein, an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

Exhibit “E”

21.05.

Definition of Prevailing Market. For purposes of this Renewal Option, "Prevailing Market" shall mean the arm’s length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and in industrial buildings comparable to the Building in the Tualatin/Sherwood, Oregon market area. The determination of Prevailing Market shall take into account any material economic differences between the terms of the Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes (including, without limitation, the base year, if any). The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under the Lease. Tenant acknowledges and agrees that Landlord shall have no obligation to provide Tenant with a construction allowance, rent abatement or any other concessions for the Renewal Term, provided that the Prevailing Market rate shall take into account the concessions (if any) that Landlord elects (in its sole discretion) to grant to Tenant.

Exhibit “E”

EXHIBIT “F”

FORM OF LETTER OF CREDIT

[LETTERHEAD OF ISSUER OF LETTER OF CREDIT]

                                                                 (MONTH, DAY, YEAR)

REF:     IRREVOCABLE LETTER OF CREDIT NO.

GENTLEMEN:

WE HEREBY OPEN OUR UNCONDITIONAL IRREVOCABLE CLEAN LETTER OF CREDIT NO.                      IN YOUR FAVOR AVAILABLE BY YOUR DRAFT(S) AT SIGHT FOR AN AMOUNT NOT TO EXCEED IN THE AGGREGATE ($                 ) EFFECTIVE IMMEDIATELY.

ALL DRAFTS SO DRAWN MUST BE MARKED “DRAWN UNDER IRREVOCABLE LETTER OF CREDIT OF [ISSUING BANK], NO.      , DATED      , 20 .”

THIS LETTER OF CREDIT IS ISSUED, PRESENTABLE AND PAYABLE AT OUR OFFICE AT                                       , OR SUCH OTHER OFFICE IN DENVER, COLORADO AS WE MAY DESIGNATE BY WRITTEN NOTICE TO YOU, AND EXPIRES WITH OUR CLOSE OF BUSINESS ON           . IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT SHALL BE AUTOMATICALLY EXTENDED FOR ADDITIONAL TWELVE MONTH PERIODS THROUGH                                               [INSERT DATE WHICH IS 60 DAYS AFTER LEASE EXPIRATION], UNLESS WE INFORM YOU IN WRITING BY REGISTERED MAIL AT THE ABOVE ADDRESS (WITH A COPY TO                                                                                            ) DISPATCHED BY US AT LEAST 60 DAYS PRIOR TO THE THEN EXPIRATION DATE THAT THIS LETTER OF CREDIT SHALL NOT BE EXTENDED. IN THE EVENT THIS CREDIT IS NOT EXTENDED FOR AN ADDITIONAL PERIOD AS PROVIDED ABOVE, YOU MAY DRAW HEREUNDER. SUCH DRAWING IS TO BE MADE BY MEANS OF A DRAFT ON US AT SIGHT WHICH MUST BE PRESENTED TO US BEFORE THE THEN EXPIRATION DATE OF THIS LETTER OF CREDIT. THIS LETTER OF CREDIT CANNOT BE MODIFIED OR REVOKED WITHOUT YOUR CONSENT. THIS LETTER OF CREDIT IS PAYABLE IN MULTIPLE DRAFTS AND SHALL BE TRANSFERABLE BY YOU WITHOUT ADDITIONAL CHARGE.

DRAWS MAY BE PRESENTED BY FACSIMILE TO OUR FAX NUMBER                  . IF PRESENTATION IS BY FACSIMILE, THE ORIGINAL DRAFT AND THIS LETTER OF CREDIT MUST BE SENT BY OVERNIGHT COURIER THE SAME DAY AS THE FAX PRESENTATION. PAYMENT WILL BE EFFECTED ONLY UPON RECEIPT OF THE ORIGINAL DRAFT AND THE LETTER OF CREDIT AT OUR ABOVE OFFICE.

IF DEMAND FOR PAYMENT IS PRESENTED BEFORE 11:00 A.M. CENTRAL TIME, PAYMENT SHALL BE MADE TO YOU OF THE AMOUNT DEMANDED IN IMMEDIATELY AVAILABLE FUNDS NOT LATER THAN 4:00 P.M. CENTRAL TIME ON THE FOLLOWING BUSINESS DAY. IF DEMAND FOR PAYMENT IS PRESENTED AFTER 11:00 A.M. CENTRAL TIME, PAYMENT SHALL BE MADE TO YOU OF THE AMOUNT DEMANDED IN IMMEDIATELY AVAILABLE FUNDS NOT LATER THAN 4:00 P.M. CENTRAL TIME ON THE SECOND BUSINESS DAY.

Exhibit “F”

WE HEREBY DO UNDERTAKE TO PROMPTLY HONOR YOUR SIGHT DRAFT OR DRAFTS DRAWN ON US, INDICATING OUR LETTER OF CREDIT NO.      FOR THE AMOUNT AVAILABLE TO BE DRAWN ON THIS LETTER OF CREDIT UPON PRESENTATION OF YOUR SIGHT DRAFT IN THE FORM OF SCHEDULE A ATTACHED HERETO DRAWN ON US AT OUR OFFICES SPECIFIED ABOVE DURING OUR USUAL BUSINESS HOURS ON OR BEFORE THE EXPIRATION DATE HEREOF.

EXCEPT AS EXPRESSLY STATED HEREIN, THIS UNDERTAKING IS NOT SUBJECT TO ANY AGREEMENTS, REQUIREMENTS OR QUALIFICATION. OUR OBLIGATION UNDER THIS LETTER OF CREDIT IS OUR INDIVIDUAL OBLIGATION AND IS IN NO WAY CONTINGENT UPON REIMBURSEMENT WITH RESPECT THERETO OR UPON OUR ABILITY TO PERFECT ANY LIEN, SECURITY INTEREST OR ANY OTHER REIMBURSEMENT.

EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED, THIS LETTER OF CREDIT IS SUBJECT TO INTERNATIONAL STANDBY PRACTICES 1998, INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 590.

[ISSUER OF LETTER OF CREDIT]

Exhibit “F”

SCHEDULE A TO LETTER OF CREDIT

for value received

pay at sight by wire transfer in immediately available funds to                                                     the sum of U.S. $              drawn under irrevocable letter of credit no.                   , dated          , 20    , issued by                                               .

to:     [issuer of letter of credit]

[CITY, STATE]

Exhibit “F”

EXHIBIT “G”

FORM OF LANDLORD SUBORDINATION AGREEMENT

Recording Requested By,

And After Recording, Return To:

WELLS FARGO BANK,

NATIONAL ASSOCIATION

MAC C7300-033

1700 Lincoln Street, 3rd Floor

Denver, Colorado 80203

Attn: Loan Documentation

AGREEMENT AND ACKNOWLEDGMENT OF SECURITY INTEREST

(LANDLORD WAIVER)

THIS AGREEMENT AND ACKNOWLEDGMENT OF SECURITY INTEREST (this "Agreement") is entered into as of December , 2018, by and among WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank"), CUI, INC., an Oregon corporation ("Debtor") and TAMARISK TUALATIN, LLC, a Delaware limited liability company ("Landlord").

WHEREAS, Bank has extended, or has agreed to extend, credit to Debtor on the condition, among others, that such credit be secured by a security interest in some or all of Debtor’s personal property, including without limitation inventory and equipment that is not affixed to the Property (collectively, the "Collateral"), and all or a portion of the Collateral is now or may hereafter be located on that certain real property owned by Landlord in the County of Washington, Oregon, with an address of 20050 SW 112th Avenue, Tualatin, Oregon 97062 (if known), as more particularly described on Exhibit A attached hereto and incorporated herein by this reference (the "Property"); and

WHEREAS, in extending or continuing to extend such credit to Debtor, Bank is relying on the acknowledgments, representations and agreements relating to the Collateral set forth herein.

NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Landlord, Debtor and Bank hereby acknowledge, represent and agree as follows:

1.     Landlord's Acknowledgment. Landlord acknowledges that the security interest of Bank in the Collateral is senior and superior to any claim or right in all or any portion thereof which Landlord now has or may at any time hereafter acquire. Landlord confirms that Landlord has not received notice from any person or entity other than Bank of any claim of right, title or interest in or to any of the Collateral.

2.     Notice and License. Landlord agrees to use reasonable efforts to send to Bank, at the same time as delivery to Debtor, a copy of any notice given by Landlord to Debtor regarding any breach of, or limitation or termination of, any lease or other agreement between Debtor and Landlord relating to Debtor’s use and possession of the Property. Subject to the terms and conditions of this Agreement, Landlord and, where applicable, Debtor agree that notwithstanding any failure by Debtor to perform under, or the termination of, any lease or other agreement between Debtor and Landlord relating to Debtor's use and possession of the Property: (a) Landlord will not dispose of the Collateral nor assert any right or interest therein unless it has first notified Bank in writing and has given Bank a period of thirty (30) days from the date of such notice to exercise Bank's rights in and to the Collateral; and (b) Bank is hereby granted the right and license to enter upon the Property and to possess and use the Property solely to take possession of the Collateral and to remove all of the Collateral from the Property within such thirty (30) day period in accordance with the terms and conditions of the security agreements between Bank and Debtor, this Agreement and applicable law.

Exhibit “G”

3.     Conditions. The rights and licenses granted to Bank herein are conditioned upon Bank's agreement to, and Bank hereby agrees to: (a) pay rent to Landlord at the times and at the daily rate paid by Debtor for the period commencing on the first day Bank has the right to enter and possess the Property and ending on the day Bank relinquishes possession thereof by written notice to Landlord (the “Bank Entry Period”), provided that Landlord will not be entitled to collect rent from both Tenant and Bank for the same period; and (b) reimburse Landlord for any damage to the Property, other than diminution in value thereof, actually caused by Bank's activities on the Property during its possession thereof. Bank represents and warrants to Landlord that Bank has sufficient liability insurance for Bank’s anticipated activities under this Agreement. Prior to Bank’s entry onto the Property, Bank shall provide Landlord with a certificate or other reasonable evidence demonstrating the insurance coverage required hereunder.

4.     Indemnity. Debtor agrees to indemnify and hold Landlord and Bank, and their respective partners, officers, directors, successors and assigns, harmless from and against any and all claims, actions, damages, costs, expenses (including, subject to applicable law, reasonable attorneys' fees, to include Bank's and Landlord’s outside counsel fees and all allocated costs of Bank's and Landlord’s in- house counsel if applicable) and/or liability (collectively, “Claims”) arising from or in any manner relating to Landlord's compliance with this Agreement and/or Bank's exercise of any of its rights hereunder. Debtor hereby irrevocably authorizes Landlord to comply with any instructions or directions which Bank may give to Landlord pursuant hereto and/or in connection with Bank's exercise of its rights, powers and remedies with respect to the Collateral. In addition, Bank agrees to indemnify and hold Landlord harmless from and against all claims, liabilities, damages, reasonable costs and expenses, including but not limited to, reasonable attorney’s fees, that may be imposed upon, incurred, sustained, claimed, or paid by Landlord that in any manner relate to or result from (i) the entry of Bank or its agents, employees, contractors or representatives onto the Property, or (ii) the removal by the Bank of the Collateral or any portion thereof from the Property, provided that the foregoing indemnity will not, as to any indemnified person, apply to claims, damages, liabilities or related expenses to the extent they are caused by the negligence of the Landlord.

5.     No Waiver; Amendments. No delay, failure or discontinuance of Bank in exercising any right, power or remedy hereunder or under any security agreement between Bank and Debtor shall affect such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect the further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of Bank hereunder are cumulative and not exclusive. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under this Agreement, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in such writing. This Agreement may be amended or modified only in writing signed by all parties hereto.

6.     Notices. All notices, requests and demands required hereunder must be in writing, addressed to each party at the address specified below or to such other address as any party may designate by written notice to each other party, and shall be deemed to have been given or made as follows: (a) if personally delivered, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by reputable overnight courier upon the earlier to occur of the date of receipt and the next business day after deposit with such courier prior to the final pick up at such courier’s deposit site for such day.

Exhibit “G”

7.     Governing Law; Successors, Assigns. This Agreement shall be governed by and construed in accordance with the laws of Oregon, without reference to the conflicts of law or choice of law principles thereof but giving effect to federal laws applicable to national banks, and shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties.

8.     Acknowledgment. Debtor acknowledges receipt of a copy of this Agreement signed by the parties hereto.

Exhibit “G”

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first written above, and as applicable, with the intention that it constitute an instrument under seal.

BANK:	LANDLORD:

WELLS FARGO BANK, NATIONAL ASSOCIATION	TAMARISK TUALATIN, LLC, a Delaware limited liability company
By: Tamarisk EWA Industrial, LLC,
By:	a Delaware limited liability company, Sole Member
Name: Art Avitia
Title: Vice President	By: EverWest Advisors AZ, LLC,

Address: MAC P6101-250	a Delaware limited liability company, Manager
1300 SW Fifth Ave., 25th Floor
Portland, Oregon 97201
By: EverWest Advisors, LLC,
a Delaware limited liability company, Sole Member

By:
Name:
Title:
Address: 1099 18th Street,
Ste. 2900, Denver, CO 80202

DEBTOR:

CUI, INC., an Oregon corporation

By:
Name: Daniel Ford
Title: Chief Financial Officer

Address: 20050 SW 112th Avenue
Tualatin, OR 97062

Exhibit “G”

NOTARY ACKNOWLEDGMENT

STATE OF COLORADO                    )

)ss.

COUNTY OF DENVER                     )

☐The undersigned, a Notary Public in and for the said County, in the State aforesaid, DOES HEREBY CERTIFY that      , the      of EverWest Advisors, LLC, a Delaware limited liability company, the Sole Member of EverWest Advisors AZ, LLC, a Delaware limited liability company, the Manager of Tamarisk EWA Industrial, LLC, a Delaware limited liability company, the Sole Member of Tamarisk Tualatin, LLC, a Delaware limited liability company, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument as such , appeared before me this day in person and acknowledged that he/she signed and delivered the said instrument in his/her own free and voluntary act and as the free and voluntary act of said limited liability company, for the uses and purposes therein set forth.

GIVEN under my hand and notarial seal this day of December, 2018.

Signature of Notary                                    [Notary Seal]

My commission expires:

Exhibit “G”

State of Oregon                               )

) ss.

County of                                        )

This record was acknowledged by me on                 , 20      , by                  as                 of                      , a national association.

Notary Public – State of Oregon

State of Oregon                                )

) ss.

County of                                         )

This record was acknowledged by me on                   , 20         , by                      as                 of                    , a national association.

Notary Public – State of Oregon

Exhibit “G”

EXHIBIT A

TO

AGREEMENT AND ACKNOWLEDGMENT OF SECURITY INTEREST

(LANDLORD WAIVER)

Exhibit “G”

Legal Description of Property:

Parcel I:

Lot 3, FRANLIN BUSINESS PARK, In the City of Tualatin, County of Washington and State of Oregon.

EXCEPTING THEREFROM that portion described in Dedication Deed recorded March 31, 2001, Recorder's Fee No. 2001-020356, Washington County Deed Records.

Parcel II:

TOGETHER WITH an appurtenant easement for ingress and egress as disclosed by "Declaration of Conditions, Restrictions and Easement", recorded August 9, 2006, Recorder's Fee No. 2006-094818.

Exhibit “G”

APPENDIX “A”

GUARANTY AGREEMENT

WHEREAS:

A.     This Guaranty Agreement (this “Guaranty”) pertains to that certain Industrial Lease dated December , 2018 (the “Lease”) by and between Tamarisk Tualatin, LLC, a Delaware limited liability company (the “Landlord”) and CUI, Inc., an Oregon corporation (the “Tenant”), for the premises consisting of a building containing approximately 60,405 rentable square feet of industrial space and the adjoining land, as more particularly described in the Lease, all of which are located in Tualatin, Oregon (the “Premises”);

B.     In order to induce Landlord to enter into the Lease, CUI Global, Inc., a Colorado corporation (collectively, the “Guarantor”) hereby makes and executes this Guaranty in favor of Landlord; and

C.     Unless otherwise expressly provided in this Guaranty, all capitalized terms shall have the same meanings as in the Lease.

NOW THEREFORE for good and valuable consideration (the receipt and sufficiency of which are acknowledged by the Guarantor), the Guarantor agrees as follows:

1.     Guaranteed Obligations. The Guarantor absolutely, unconditionally and irrevocably guarantees to Landlord (a) payment to Landlord when due of (i) all Base Rent, Tenant’s Proportionate Share of [Excess] Operating Costs and other Rent; (ii) all amounts payable by reason of any indemnity, breach of warranty or event of default by Tenant under the Lease; and (iii) all costs incurred by Landlord in enforcing its rights and remedies under the Lease and/or this Guaranty, including reasonable attorneys’ fees, court costs and investigation expenses; and (b) performance of all of Tenant’s other obligations under the Lease (collectively, “Guaranteed Obligations”). This is a continuing guaranty of payment and not of collection and Guarantor’s liability is primary and not secondary. Landlord may, at its option, proceed against Guarantor without first commencing an action or obtaining a judgment against Tenant or any other party. Unless otherwise expressly provided in this Guaranty, all capitalized terms shall have the same meanings as in the Lease.

2.      Waivers and Releases.

a.     Guarantor waives marshaling of assets and liabilities, sale in inverse order of alienation, presentment, demand for payment, protest, notice of acceptance of this Guaranty, notice of nonpayment, notice of dishonor, notice of acceleration, notice of intent to accelerate and all other notices, demands, suits or other actions otherwise required as a condition to Landlord’s exercise of its rights under the Lease or this Guaranty. Guarantor’s liability hereunder shall not be released by Landlord’s receipt, application or release of security given for performance of any such obligations, nor shall Guarantor be released by reason of any lien held or executed upon Tenant and/or its assets by Landlord, its managing agent, any Mortgagee, or any of their respective agents or employees.

b.     This Guaranty shall in no way be affected by (i) any extension of time for payment or performance of any Guaranteed Obligations; (ii) supplementation or amendment (material or otherwise) of the Lease, or renewal or extension thereof, or increase in the size of the Premises (whether within the Building or the Property); (iii) any failure, omission, delay or lack of diligence by Landlord or any other person or entity, to enforce, assert or exercise any right or remedy of Landlord under the Lease or this Guaranty; (iv) settlement or compromise of any Guaranteed Obligation; (v) release or discharge of Tenant in any creditor’s receivership, bankruptcy or other proceedings; (vi) impairment, limitation or modification of the liability of Tenant (or its estate in bankruptcy), or of any remedy for the enforcement of Tenant’s liability under the Lease, resulting from the operation of any present or future provision of the United States Bankruptcy Code or other statute or from the decision of any court; (vii) rejection or disaffirmance of the Lease in any such proceedings; (viii) assignment, sublease or other transfer of the Lease or the Premises, or any interest therein, by Landlord or Tenant; (ix) any disability or other defense of Tenant; or (x) cessation of Tenant’s liability for any cause whatsoever.

Appendix “A”

c.     Until all Guaranteed Obligations are fully performed, Guarantor (i) has no right of subrogation against Tenant due to any payment or performance by Guarantor; (ii) waives any right to enforce any remedy Guarantor may now or hereafter have against Tenant due to any such payment or performance; and (iii) subordinates any liability or indebtedness of Tenant now or hereafter held by Guarantor to the Guaranteed Obligations in favor of Landlord.

3.     Representations and Warranties. Guarantor represents and warrants, as a material inducement to Landlord to enter into the Lease, that (a) this Guaranty and each instrument securing this Guaranty have been duly executed and delivered and constitute legally enforceable obligations of Guarantor; (b) there is no action, suit or proceeding pending or, to Guarantor’s knowledge, threatened against or affecting Guarantor, at law or in equity, or before or by any governmental authority, which might result in any materially adverse change in Guarantor’s business or financial condition; (c) as of the date hereof, Guarantor’s financial condition is adequate to secure Guarantor’s obligations under this Guaranty; (d) execution of this Guaranty shall not render Guarantor insolvent; (e) from and after the date hereof, Guarantor shall not take any action, such as assuming additional liabilities, divesting assets or otherwise, which would impair Guarantor’s ability to perform its obligations under this Guaranty; and (f) Guarantor has a bona fide interest in Tenant’s financial success.

4.     Notice. Any notice or communication hereunder shall be given in writing by, and deemed received upon, posting in a U.S. Postal Service receptacle, postage prepaid, registered or certified mail, return receipt requested, or by expedited courier, where proof of delivery can be shown, to Landlord as specified in the Lease, and to Guarantor at:

20050 SW 112th Avenue

Tualatin, Oregon 97062

Attention: William J. Clough

Telephone:     (503) 612-2300

Facsimile:     (503) 612-2383

5.     Interpretation. This Guaranty shall be governed by and construed in accordance with Applicable Law. The proper place of venue to enforce payment or performance under this Guaranty shall be the county or other jurisdiction in which the Premises are located. The representations, covenants and agreements set forth herein shall continue and survive the termination of the Lease and/or this Guaranty. The masculine and neuter genders each include the masculine, feminine and neuter genders. This instrument may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by Guarantor and Landlord. If Guarantor consists of more than one person or entity, the word “Guarantor” shall apply to each such party, each of whom shall be jointly and severally liable hereunder. The words “Guaranty” and “guarantees” shall not be interpreted to limit Guarantor’s primary obligations and liability hereunder.

6.     Consent to Jurisdiction. In any legal proceeding regarding this Guaranty, including enforcement of any judgments, Guarantor irrevocably and unconditionally (a) submits to the jurisdiction of the courts of law in the county or district in which the Property is located; (b) accepts the venue of such courts and waives and agrees not to plead any objection thereto; and (c) agrees that (i) service of process may be effected at the address specified in Paragraph 4 above, or at such other address of which Landlord has been properly notified, and (ii) nothing herein shall affect Landlord’s right to effect service of process in any other manner permitted by Applicable Law.

7.     Successors and Assigns. This Guaranty shall inure to the benefit of Landlord and its successors and assigns, and shall be binding upon Guarantor and its executors, administrators, heirs, successors and assigns. Guarantor shall not assign any obligation hereunder without Landlord’s prior written consent. If any Guarantor who is a living person dies while this Guaranty is in force, then such deceased Guarantor’s heirs, executors, administrators and representatives shall not make any distribution or disposition of assets from the estate without first making provisions acceptable to Landlord for the satisfaction of such deceased Guarantor’s obligations (and contingent obligations) hereunder.

Appendix “A”

IN WITNESS WHEREOF the Guarantor hereto has executed this Agreement.

GUARANTOR

CUI GLOBAL, INC., a Colorado corporation

By:
Name:
Title:

Appendix “A”